EXHIBIT 10.20

                    STOCK PURCHASE AGREEMENT

                          dated as of

                        April 29, 1997

                            among

                  INGRAM MICRO INC. as Buyer,

            INTELLIGENT ELECTRONICS, INC. as Seller

                             and

                 XLSOURCE, INC. as Guarantor

             relating to the purchase and sale

                           of

          100% of the outstanding Capital Stock

                           of

                        each of

                        RND, INC.
           INTELLIGENT ADVANCED SYSTEMS, INC.
        INTELLIGENT DISTRIBUTION SERVICES, INC.
               INTELLIGENT EXPRESS, INC.
                  INTELLIGENT SP, INC.

                    constituting

                THE RESELLER NETWORK

                  TABLE OF CONTENTS

                  -----------------


                                                        PAGE
                                                        ----

                ARTICLE 1DEFINITIONS

SECTION 1.01.  Definitions                                         1

             ARTICLE 2PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale                                   5
SECTION 2.02.  Closing                                             6
SECTION 2.03.  Certain Adjustments                                 6
SECTION 2.04.  Closing Balance Sheet                               6
SECTION 2.05.  Adjustment of Purchase Price                        8

       ARTICLE 3REPRESENTATIONS AND WARRANTIES OF SELLER


SECTION 3.01.  Corporate Existence and Power                      10
SECTION 3.02.  Corporate Authorization                            11
SECTION 3.03.  Governmental Authorization                         11
SECTION 3.04.  Noncontravention                                   11
SECTION 3.05.  Required and Other Consents                        11
SECTION 3.06.  Capitalization                                     12
SECTION 3.07.  Ownership of Shares and Seller RN Assets           12
SECTION 3.08.  Financial Statements                               13
SECTION 3.09.  Absence of Certain Changes                         13
SECTION 3.10.  No Undisclosed Material Liabilities                15
SECTION 3.11.  Intercompany Accounts                              15
SECTION 3.12.  Material Contracts                                 16
SECTION 3.13.  Litigation                                         17
SECTION 3.14.  Compliance with Laws and Court Orders              18
SECTION 3.15.  Properties                                         18
SECTION 3.16.  Intellectual Property                              19
SECTION 3.17.  Insurance Coverage                                 20
SECTION 3.18.  Licenses and Permits                               21
SECTION 3.19.  Inventories                                        21
SECTION 3.20.  Receivables                                        22
SECTION 3.21.  Product Liability; Product Warranty                22
SECTION 3.22.  Selling Documents                                  23
SECTION 3.23.  Finders' Fees                                      23
SECTION 3.24.  Employees                                          23
SECTION 3.25.  Labor Matters                                      23
SECTION 3.26.  Environmental Matters                              24
SECTION 3.27.  Bank Accounts                                      26
SECTION 3.28.  Suppliers and Licensors                            26
SECTION 3.29.  Reseller Loans                                     26
SECTION 3.30.  Seller Proxy Materials                             26

  ARTICLE 4REPRESENTATIONS AND WARRANTIES OF XLSOURCE


SECTION 4.01.  Corporate Existence and Power                      27
SECTION 4.02.  Corporate Authorization                            27
SECTION 4.03.  Government Authorization                           27
SECTION 4.04.  Noncontravention                                   27

    ARTICLE 5REPRESENTATIONS AND WARRANTIES OF BUYER


SECTION 5.01.  Corporate Existence and Power                      28
SECTION 5.02.  Corporate Authorization                            28
SECTION 5.03.  Governmental Authorization                         28
SECTION 5.04.  Noncontravention                                   29
SECTION 5.05.  Financing                                          29
SECTION 5.06.  Purchase for Investment                            29
SECTION 5.07.  Litigation                                         29
SECTION 5.08.  Finders' Fees                                      29

              ARTICLE 6COVENANTS OF SELLER


SECTION 6.01.  Conduct of Reseller Network and Each Company       30
SECTION 6.02.  Access to Information; Confidentiality             30
SECTION 6.03.  Notices of Certain Events                          32
SECTION 6.04.  Resignations                                       32
SECTION 6.05.  Noncompetition                                     32
SECTION 6.06.  Intercompany Accounts                              34
SECTION 6.07.  Stockholder Meeting; Proxy Materials               35
SECTION 6.08.  Other Offers                                       35
SECTION 6.09.  Transfer of Intelevest                             36
SECTION 6.10.  Transfer of Seller RN Assets and Liabilities       36
SECTION 6.11.  Consents                                           37
SECTION 6.12.  Capital Contribution                               37

       ARTICLE 7COVENANTS OF SELLER AND XLSOURCE


SECTION 7.01.  Guarantee of Guaranteed Obligations                 38
SECTION 7.02.  Guarantee Unconditional                             38
SECTION 7.03.  Waivers                                             39
SECTION 7.04.  Discharge; Reinstatement in Certain Circumstances   39
SECTION 7.05.  Subrogation                                         39
SECTION 7.06.  Limit of Liability                                  39

               ARTICLE 8COVENANTS OF BUYER


SECTION 8.01.  Access                                              40
SECTION 8.02.  Seller Guarantees                                   40
SECTION 8.03.  Other Matters                                       40

        ARTICLE 9COVENANTS OF BUYER, SELLER AND XLSOURCE


SECTION 9.01.  Commercially Reasonable Efforts; Further Assurances 41
SECTION 9.02.  Certain Filings                                     41
SECTION 9.03.  Public Announcements                                41
SECTION 9.04.  Confidentiality                                     41
SECTION 9.05.  Segregation of Certain Sales Proceeds               42
SECTION 9.06.  Supply Agreement                                    43
SECTION 9.07.  Certain Litigation                                  44

                 ARTICLE 10TAX MATTERS


SECTION 10.01.  Tax Definitions                                    44
SECTION 10.02.  Tax Representations                                46
SECTION 10.03.  Covenants                                          48
SECTION 10.04.  Release From and Termination of Existing Tax
                  Sharing Agreements                               50
SECTION 10.05.  State Taxes Resulting from Section 338(h)(10)
                  Election                                         50
SECTION 10.06.  Cooperation on Tax Matters                         50
SECTION 10.07.  Tax Indemnification                                51
SECTION 10.08.  Purchase Price Adjustment and Interest             54
SECTION 10.09.  Survival                                           54

                ARTICLE 11EMPLOYEE BENEFITS


SECTION 11.01.  Employee Benefits Definitions                      54
SECTION 11.02.  Employee Benefit Plans Representations             55
SECTION 11.03.  Retained and Transferred Employees                 57
SECTION 11.04.  Severance, COBRA and WARN Obligations              59
SECTION 11.05.  401(k), Option, Stock Purchase and Incentive Plans 60
SECTION 11.06.  Certain Employee Services                          61
SECTION 11.07.  Sharing of Benefits-related Information            61
SECTION 11.08.  No Third Party Beneficiaries                       61

              ARTICLE 12CONDITIONS TO CLOSING


SECTION 12.01.  Conditions to Obligations of Buyer and Seller      61
SECTION 12.02.  Conditions to Obligation of Buyer                  62
SECTION 12.03.  Conditions to Obligation of Seller                 64

             ARTICLE 13SURVIVAL; INDEMNIFICATION


SECTION 13.01.  Survival                                           65
SECTION 13.02.  Indemnification                                    66
SECTION 13.03.  Procedures                                         68

                   ARTICLE 14TERMINATION


SECTION 14.01.  Grounds for Termination                            70
SECTION 14.02.  Effect of Termination                              71

                  ARTICLE 15MISCELLANEOUS


SECTION 15.01.  Notices                                            71
SECTION 15.02.  Amendments and Waivers                             73
SECTION 15.03.  Fees and Expenses                                  73
SECTION 15.04.  Successors and Assigns                             75
SECTION 15.05.  Governing Law                                      75
SECTION 15.06.  Jurisdiction                                       75
SECTION 15.07.  WAIVER OF JURY TRIAL                               75
SECTION 15.08.  Counterparts; Third Party Beneficiaries            75
SECTION 15.09.  Entire Agreement                                   76
SECTION 15.10.  Definition of Knowledge                            76
SECTION 15.11.  Specific Performance                               76
SECTION 15.12.  Captions                                           76

             SELLER DISCLOSURE LETTER SCHEDULES
             ----------------------------------

3.01                    Qualifications as Foreign Corporation
3.03                    Other Governmental Authorization
3.05                    Required Consents
3.06                    Capitalization of the Companies
3.07                    Ownership of RN Shares and Seller RN Assets
3.09                    Certain Changes
3.10                    Liabilities
3.11                    Intercompany Accounts
3.12                    Material Contracts
3.13                    Litigation
3.14                    Compliance with Laws and Court Orders
3.15                    Liens
3.16                    RN Intellectual Property Rights
3.17                    Insurance Coverage
3.18                    Permits
3.21(a)                 Product Liability and Warranty Claims
3.21(c)                 Product Warranties
3.24                    Employees
3.25                    Labor Matters
3.26                    Environmental Matters
3.27                    Bank Accounts
3.28                    Suppliers
3.29                    Reseller Loans
6.02                    Potential Buyers
6.11(a)                 Other Consents
8.02                    Seller Guarantees
10.02(a)                Tax Matters
10.02(b)                Tax Jurisdictions and Returns
11.02(a)                Employee Plan
11.02(e)                Benefit Arrangements
11.02(j)                Other Benefits
15.10                   Persons with Knowledge


                   OTHER SCHEDULES


2.04                Calculation of Net Liabilities Assumed
11.04(a)(i)         Certain Reimbursement Obligations relating to Company
                    Employees and Second Employees
11.04(a)(iii)       Certain Reimbursement Obligations relating to Scheduled
                    Employees
11.06               Certain Employee Transition Services

                    STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of April 29, 1997 among Ingram Micro Inc., a Delaware corporation ("Buyer"), Intelligent Electronics, Inc., a
Pennsylvania corporation ("Seller"), and XLSource, Inc., an Arkansas corporation ("XLSource").

                    W  I  T  N  E  S  S  E  T  H :

     WHEREAS, RND, Inc., a Colorado corporation, Intelligent Advanced Systems, Inc., a Delaware corporation, Intelligent Distribution Services, Inc., a Delaware corporation, Intelligent Express, Inc., a Pennsylvania corporation, and Intelligent SP, Inc., a Colorado corporation, each of which is a wholly-owned, direct Subsidiary of Seller (each such Subsidiary, a "Company" and collectively, the "Companies"), collectively constitute, together with the Seller RN Assets and Liabilities, the Reseller Network ("Reseller Network");

     WHEREAS, Seller is the record and beneficial owner of all of the outstanding capital stock of each Company (collectively, the "RN Shares") and desires to sell the RN Shares to Buyer, and Buyer desires to purchase the RN Shares from Seller, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, Seller shall transfer the Seller RN Assets and Liabilities to one or more of the Companies immediately prior to the Closing;

     NOW, THEREFORE, the parties hereto agree as follows:


                          ARTICLE 1
                         DEFINITIONS

     1DEFINITIONSSECTION 1.1. DefinitionsSECTION 1.1. Definitions. (a) The following terms, as used herein, have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Companies shall be considered an Affiliate of Seller.

     "Balance Sheet" means the unaudited combined balance sheet of Reseller Network as of February 1, 1997.

     "Balance Sheet Date" means February 1, 1997.

     "Buyer Indemnitee" means Buyer, any of its Affiliates and, effective upon the Closing, each Company.

     "Closing Date" means the date of the Closing.

     "Escrow Account" means the escrow account set up pursuant to the Escrow Agreement.

     "Escrow Agent" means the Person identified as such in the Escrow
Agreement.

     "Escrow Agreement" means an escrow agreement in form and substance satisfactory to Buyer and Seller.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property Right" means any trademark, service mark, trade name, patent, copyright, mask work, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results of operations or prospects of Reseller Network taken as whole, other than those resulting from one or more of the following: (i) a deterioration in sales or margins or an increase in interest expense of Reseller Network; (ii) the amount of the severance and retention bonuses paid to the Scheduled Employees or pursuant to the arrangements listed on Schedule 3.09 of the Seller Disclosure Letter; (iii) changes in general economic conditions; or (iv) changes affecting the market for microcomputers and related products generally which have been reported publicly prior to the date hereof, or which are otherwise generally known throughout the microcomputer and related products industry on the date hereof.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "SEC" means the Securities and Exchange Commission.

     "Seller RN Assets and Liabilities" means certain assets and liabilities of Seller relating to Reseller Network, including without limitation the items set forth on Schedule 3.07 of the Seller Disclosure Letter.

     "Subsidiary"of a Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; provided that as used herein, (i) none of the Companies shall be considered a Subsidiary of Seller and (ii) Intelevest shall not be considered a Subsidiary of Reseller Network or any Company.

     "Transaction" means the transactions contemplated by this Agreement.

	(b) 	Each of the following terms is defined in the Section set forth opposite such term:

Term                                 Section

Accounting Referee                    10.07
Acquisition Proposal                   6.08
Assumed Employee                      11.03
Adjusted Guaranteed Minimum Revenue    9.06
Base Net Liabilities Assumed           2.05
Base Purchase Price                    2.01
Benefit Arrangement                   11.01
Business                               6.05
CERCLA                                 3.26
Claim Notice                          13.02
Closing                                2.02
Closing Balance Sheet                  2.04
Closing Net Liabilities Assumed        2.04
COBRA Coverage                        11.04
Code                                  10.01
Combined State Tax                    10.01
Company Employee                      11.03
Company Securities                     3.06
Damages                               13.02
Designated Percentage                  9.05
DOJ                                   14.01
Employee Plan                         11.01
Environmental Laws                     3.26
ERISA                                 11.01
ERISA Affiliate                       11.01
Exchange Act                           3.03
Federal Tax                           10.01
Final Determination                   10.01
Final Net Liabilities Assumed          2.05
Financial Statements                   3.08
FTC                                   14.01
Guaranteed Obligations                 7.01
Hazardous Substances                   3.26
Indemnified Party                     13.03
Indemnifying Party                    13.03
Information                            6.02
Initial Determination                 10.03
Intelevest                             6.09
Intercompany Payable                   6.06
Intercompany Receivable                6.06
Interest Rate                          2.05
International Plan                    11.01
Legg Mason                             3.22
Loss                                  10.07
Modified Aggregate Deemed Sales Price 10.03
Multiemployer Plan                    11.01
Offering Memorandum                    3.22
OSHA                                   3.25
Other Consents                         6.11
PBGC                                  11.01
Permits                                3.18
Post-Closing Tax Period               10.03
Potential Buyer                        6.02
Pre-Closing Tax Period                10.01
Price Allocation                      10.03
Principal Vendors                      3.28
Purchase Price                         2.01
Receivables                            3.20
Required Consents                      3.05
Returns                               10.02
RN Intellectual Property Rights        3.16
RN Products                            3.21
Scheduled Employee                    11.03
Seconded Employee                     11.03
Section 338(h)(10) Election           10.03
Section 338 Tax                       10.01
Seller Consolidated Group             10.01
Seller Disclosure Letter               3.01
Seller Employees                      11.03
Seller Group Allocation Tax Agreement 10.01
Seller Proxy Materials                 3.30
Tax                                   10.01
Tax Asset                             10.01
Tax Indemnification Period            10.01
Taxing Authority                      10.01
Tax Sharing Agreements                10.01
Title IV Plan                         11.01
Transfer Event                         9.06
Transferred Employee                  11.03
Transferred Percentage                 9.06
WARN Obligations                      11.04
XLSource Sale                          9.05
XLSource Supply Agreement             12.02


                           ARTICLE 2
                        PURCHASE AND SALE

     2PURCHASE AND SALESECTION 2.1. Purchase and SaleSECTION 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the RN Shares at Closing for an aggregate purchase price in cash of $78 million less the Base Net Liabilities Assumed, after giving effect to any capital contribution required pursuant to Section 6.12 (the "Base Purchase Price"), subject to adjustment as provided in Sections 2.03 and 2.05 (the Base Purchase Price, as so adjusted being hereinafter referred to as the "Purchase Price"). Except to the extent of the amount delivered to the Escrow Agent as provided in Section 2.02 and subject to adjustment as provided in Sections 2.03 and 2.05, the Base Purchase Price shall be paid at Closing as provided in Section 2.02.

     SECTION 2.2. ClosingSECTION 2.2. Closing. The closing (the "Closing") of the purchase and sale of the RN Shares hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than 10 business days, after satisfaction of the conditions set forth in Article 12, or at such other time or place as Buyer and Seller may agree. At the Closing:

         (a       Buyer shall deliver to:

     (i the Escrow Agent, $10 million in immediately available funds by wire transfer for deposit pursuant to the Escrow
Agreement; and

     (ii Seller, any portion of the Base Purchase Price, as adjusted pursuant to Section 2.03, remaining after giving effect to the payment referred to in Section 2.02(a)(i), in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, not later than two business days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount).

               (b Seller shall deliver to Buyer certificates for the RN Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

     SECTION 2.3. Certain AdjustmentsSECTION 2.3. Certain Adjustments. Notwithstanding anything herein to the contrary, the Base Purchase Price shall be reduced by $10 for each $1 that the average daily sales (net of returns) by Reseller Network to all customers of Reseller Network other than XLSource, during the period of twenty business days ending on or immediately prior to the Friday immediately prior to the Closing Date, is less than $6,730,596; provided that the Base Purchase Price shall not be reduced pursuant to the above adjustment by more than an aggregate of the sum of (i) $5,000,000 plus (ii) $1,000,000 for each Monday during the period commencing on July 18, 1997 and ending on the Closing Date (the aggregate amount of any reduction pursuant to this clause (ii) not to exceed $5,000,000).

     SECTION 2.4. Closing Balance SheetSECTION 2.4. Closing Balance Sheet. (a As promptly as practicable, but no later than 60 days, after the Closing Date, Buyer will cause to be prepared and delivered to Seller the combined balance sheet of Reseller Network as of the Closing Date (the "Closing Balance Sheet") and a certificate based on such Closing Balance Sheet setting forth Buyer's calculation of Closing Net Liabilities Assumed.
 Buyer will, and will request its independent accountants to, make available to Seller copies of all customary accounting workpapers in their respective possession that were prepared in connection with the preparation of the Closing Balance Sheet and the calculation of Closing Net Liabilities Assumed. As used herein, "Closing Net Liabilities Assumed" means the net liabilities of Reseller Network as of the close of business on the Closing Date, which net liabilities shall be calculated based on the Closing Balance Sheet and in the manner set forth in Schedule 2.04. The Closing Balance Sheet shall (x) fairly present the combined financial position of Reseller Network as at the close of business on the Closing Date in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet, (y) include line items (including the constituent components thereof) consistent with those in the Balance Sheet and (z) be subject to adjustment as set forth on Schedule 2.04. The Closing Balance Sheet (i) shall not reflect any accruals for the disposal of leases of real property, for severance payments or obligations made or incurred pursuant to agreements or arrangements disclosed in Schedule 3.09(k) of the Seller Disclosure Letter or otherwise approved by Buyer, or for obligations with respect to the Indemnity Agreement with ITT Hartford referred to in the letter agreement dated February 9, 1996 between Seller, Pacific OnLine Computers, Inc., Jeffrey Tietzer and Elizabeth Tietzer and (ii) shall not reflect any reserves with respect to reseller loans.

               (b    If Seller disagrees with Buyer's calculation of
Closing Net Liabilities Assumed delivered pursuant to Section 2.04(a), Seller may, within 20 days after delivery of the documents referred to in
Section 2.04(a), deliver a notice to Buyer disagreeing with such calculation and setting forth Seller's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Net Liabilities Assumed delivered pursuant to
Section 2.04(a). Notwithstanding the foregoing, the 20-day period referred to in the first sentence of this subsection (b) shall not apply to the extent that Buyer has not complied with its obligations under Section 8.01 of this Agreement, as it relates to Seller's access to books and records for the purpose of this Section 2.04.

               (c    If a notice of disagreement shall be duly delivered
pursuant to Section 2.04(b), Buyer and Seller shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Liabilities Assumed. If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche LLP or such other firm of nationally recognized independent public accountants as may be agreed by Buyer and Seller (the "Accounting Referee") promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Liabilities Assumed. In making such calculation, the Accounting Referee shall follow the methodologies and procedures described in clauses (x), (y) and (z) of subsection (a) above and may consider not only those items or amounts reflected in the Closing Balance Sheet or Buyer's calculation of Closing Net Liabilities Assumed as to which Seller has disagreed but also
any other items or amounts reflected in the Closing Balance Sheet.   The
Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon Buyer and Seller. The cost of such review and report shall be borne equally by Buyer and Seller. As used herein, "Final Net Liabilities Assumed" means the Closing Net Liabilities Assumed (i) as shown in Buyer's calculation delivered pursuant to Section 2.04(a), if no notice of disagreement with respect thereto is duly delivered pursuant to
Section 2.04(b); or   (ii) if such a notice of disagreement is delivered,
(A) as agreed by Buyer and Seller pursuant to Section 2.04(c) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.04(c); provided that in no event shall Final Net Liabilities Assumed be more than Buyer's calculation of Closing Net Liabilities Assumed delivered pursuant to Section 2.04(a) or less than Seller's calculation of Closing Net Liabilities Assumed delivered pursuant to Section 2.04(b)

               (d       Buyer and Seller agree that they will, and will
request their respective independent accountants to, and Buyer will cause each Company to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Net Liabilities Assumed and in the conduct of the audits and reviews referred to in this Section 2.04, including without limitation, the making available to the extent reasonably necessary their respective books, records, work papers and personnel.

     SECTION 2.5.  Adjustment of Purchase PriceSECTION 2.5.  Adjustment of
Purchase Price.  (a   If Final Net Liabilities Assumed exceeds Base Net
Liabilities Assumed, Seller shall owe to Buyer, as an adjustment to the Purchase Price, the amount of such excess, which amount shall be payable in the manner and with interest as provided in Section 2.05(b). If Base Net Liabilities Assumed exceeds Final Net Liabilities Assumed, Buyer shall owe to Seller the amount of such excess, which amount shall be payable in the manner and with interest as provided in Section 2.05(b). As used herein, "Base Net Liabilities Assumed" means the amount calculated as such in the manner provided in Schedule 2.04 using information from the unaudited combined balance sheet of Reseller Network for the fiscal month-end that is most recently available as of the Closing Date, which balance sheet shall
(x) fairly present the combined financial position of Reseller Network as at the close of business on the date of such fiscal month-end in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the Balance Sheet, (y) include line items (including the constituent components thereof) consistent with those in the Balance Sheet, and (z) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet. Such balance sheet (i) shall not reflect any accruals for the disposal of leases of real property, for severance payments or obligations made or incurred pursuant to agreements or arrangements disclosed in Schedule 3.09(k) of the Seller Disclosure Letter or otherwise approved by Buyer, or for obligations with respect to the Indemnity Agreement with ITT Hartford referred to in the letter agreement dated February 9, 1996 between Seller, Pacific OnLine Computers, Inc., Jeffrey Tietzer and Elizabeth Tietzer and (ii) shall not reflect any reserves with respect to reseller loans.

               (b   Any payment pursuant to Section 2.05(a) shall be made
to Buyer or Seller, as the case may be, within 10 days after the Final Net Liabilities Assumed has been determined, by delivery of immediately available funds to Buyer or Seller, respectively. If such payment shall be made to Buyer, it shall be made pursuant to the terms of the Escrow Agreement out of funds contained in the Escrow Account; provided that, the amount of such payment to be made out of funds contained in the Escrow Account shall be limited to an amount so that the remaining balance of the Escrow Account would not be less than $2 million (plus interest earned thereon) and the remaining portion of such payment required to be made pursuant to Section 2.05 shall be made directly by Seller to Buyer or the Companies, as Buyer may elect. Any amounts in excess of $2 million (plus interest earned thereon) remaining in the Escrow Account after making such payment shall be released to Seller, net of the aggregate amount of claims with respect to which Buyer is seeking indemnification pursuant to Article 10 or 13. If such payment shall be made to Seller, it shall be made directly by Buyer to Seller and, simultaneously therewith, all of the funds contained in the Escrow Account, other than an amount equal to $2 million (plus interest earned thereon), shall be released to Seller pursuant to the terms of the Escrow Agreement. If the Final Net Liabilities Assumed equals the Base Net Liabilities Assumed, then the funds contained in the Escrow Agreement, other than an amount equal to $2 million (plus interest earned thereon), shall be released to Seller pursuant to the terms of the Escrow Agreement. The amount of any payment to be made pursuant to this Section
2.05 directly by Buyer or Seller rather than from the Escrow Account shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Interest Rate in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed. As used herein, "Interest Rate" for any day means (i) the London Interbank Offered Rate for deposits in U.S. dollars for a 30 day period which is published in the Wall Street Journal (Eastern Edition) under the caption "Money Rates - London Interbank Offered Rates (LIBOR)" on such day; or (ii) if the Wall Street Journal does not publish such rate, the offered rate for deposits in U.S. dollars for a 30 day period which appears on the Reuters Screen LIBO Page as of 10:00 a.m., New York time, on such day; provided that if at least two rates appear on the Reuters Screen LIBO Page, the "London Interbank Offered Rate" shall be the arithmetic mean of such rates.

               (c    For purpose of avoidance of doubt, Buyer and Seller
agree that, in the event and to the extent that any payment by Seller causes or will cause the Purchase Price to be less than zero (0), such payment shall nonetheless be treated by the parties hereto for all relevant Tax purposes as an adjustment to the Modified Aggregate Deemed Sales Price (as defined in Section 10.03(a)) (or, if otherwise required by applicable law, by treating such payment as a contribution to the capital of the Companies for such purposes).


                            ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF SELLER

     3REPRESENTATIONS AND WARRANTIES OF SELLERSeller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     SECTION 3.1. Corporate Existence and PowerSECTION 3.1. Corporate Existence and Power. Each of Seller and each Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Each Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each jurisdiction in which each Company is duly qualified to do business as a foreign corporation and is in good standing is set forth in Schedule 3.01 of the disclosure letter of Seller dated the date hereof and delivered to Buyer in connection with this Agreement (the "Seller Disclosure Letter"). Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller and each Company as currently in effect. The Companies have no Subsidiaries.

     SECTION 3.2. Corporate AuthorizationSECTION 3.2. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation by Seller of the Transaction and the transactions contemplated by the Escrow Agreement are within its corporate powers and, except for any required approval by Seller's stockholders, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and when executed and delivered pursuant to its terms the Escrow Agreement will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

     SECTION 3.3. Governmental AuthorizationSECTION 3.3. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation by Seller of the Transaction and the transactions contemplated by the Escrow Agreement require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Exchange Act; and (iii) such other matters as are set forth in Schedule 3.03 of the Seller Disclosure Letter. As used herein, "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     SECTION 3.4. NoncontraventionSECTION 3.4. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the Escrow Agreement and the consummation by Seller of the Transaction and the transactions contemplated by the Escrow Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Seller or any Company, (ii) assuming compliance with the matters referred to in Section 3.03, violate any law, rule, or regulation applicable to Seller, any Company or Reseller Network or any, judgment, injunction, order or decree which, expressly by its terms, is binding upon Seller, any Company or Reseller Network, (iii) require any consent (except as disclosed in Schedule 3.05 of the Seller Disclosure Letter or in the list to be delivered pursuant to Section 6.11(b)) or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or any Company or to a loss of any benefit to which Seller or any Company is entitled under any provision of any agreement or other instrument binding upon Seller or any Company or (iv) result in the creation or imposition of any Lien on any asset of any Company.

     SECTION 3.5. Required and Other ConsentsSECTION 3.5. Required and Other Consents. (a Schedule 3.05 of the Seller Disclosure Letter, as such Schedule may be updated pursuant to Section 6.11(b), sets forth each agreement, contract or other instrument binding upon any of Seller, Reseller Network or any Company and each Permit requiring a consent as a result of the execution, delivery and performance of this Agreement, except such consents as would not, individually or in the aggregate, have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent" and together, the "Required Consents").

     SECTION 3.6.  CapitalizationSECTION 3.6.  Capitalization.  (a
Schedule 3.06 of the Seller Disclosure Letter sets forth a complete and accurate list of (i) the number of shares of each type of the authorized capital stock of each Company and (ii) the number of shares of each such type outstanding as of the date hereof and to be outstanding as of the Closing Date.

               (b   All outstanding shares of capital stock of each Company
have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 3.06 of the Seller Disclosure Letter, there are no outstanding (i shares of capital stock or voting securities of any Company, (ii securities of any Company convertible into or exchangeable for shares of capital stock or voting securities of such Company or any other Company or (iii options or other rights to acquire from any Company, or other obligation of any Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Company or any other Company (the items in clauses 3.06(b)(i), 3.06(b)(ii) and 3.06(b)(iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities.

     SECTION 3.7. Ownership of Shares and Seller RN AssetsSECTION 3.7. Ownership of Shares and Seller RN Assets. (a Seller is the record and beneficial owner of the RN Shares, free and clear of any Lien and any other limitation or restriction (other than those set forth on Schedule 3.07 of the Seller Disclosure Letter, but including any restriction on the right to vote, sell or otherwise dispose of the RN Shares), and will transfer and deliver to Buyer at the Closing valid title to the RN Shares free and clear of any Lien and any such limitation or restriction.

               (b   Seller has good title to, or in the case of leased
property has valid leasehold interests in, all of the Seller RN Assets, free and clear of any Lien and any other limitation or restriction (other than those set forth on Schedule 3.07 of the Seller Disclosure Letter and other than those relating to Seller RN Assets that are not, individually or in the aggregate, material to the business of Reseller Network), and will transfer and deliver to the Companies prior to Closing marketable title to the Seller RN Assets free and clear of any Lien and any such limitation or restriction.

               (c   The Seller RN Assets set forth on Schedule 3.07 of the
Seller Disclosure Letter, together with the RN Shares, constitute (or, in the case of the RN Shares, will convey to Buyer ownership of or the right to use) all of the property and assets held for use or used in connection with the business of Reseller Network as currently conducted by Reseller Network.

      SECTION 3.8. Financial StatementsSECTION 3.8. Financial Statements. The unaudited combined balance sheet as of February 1, 1997, and the unaudited combined statement of operations for each of the eight fiscal quarters ended February 1, 1997, and the unaudited interim combined balance sheets as of November 2, 1996 and April 5, 1997 and the related unaudited interim combined statement of operations for the two fiscal months ended April 5, 1997 of Reseller Network (collectively, the "Financial Statements") and, to the best knowledge of Seller, the other financial records and reports of Reseller Network and each Company provided to Buyer during its due diligence investigation, represent actual bona fide transactions, have been prepared from the books and records of the Companies in accordance with generally accepted accounting principles consistently applied throughout the periods involved and reflect adequate accruals of all current liabilities, except for any liabilities with respect to capital stock or currently payable or deferred income taxes, of Reseller Network to the extent known as of the date of preparation and to the extent required to be set forth therein in accordance with generally accepted accounting principles consistently applied (subject, in the case of interim financial statements, to normal quarterly adjustments primarily related to accruals for vendor programs, including special promotions, marketing-development funds, sales-out objectives and returns incentives).
 The Financial Statements provided to Buyer fairly present the combined financial position of Reseller Network as of the dates thereof and its combined results of operations for the periods then ended. The books and records of the Companies represent actual bona fide transactions.

      SECTION 3.9. Absence of Certain ChangesSECTION 3.9. Absence of Certain Changes. Since the Balance Sheet Date, the business of Reseller Network has been conducted in the ordinary course consistent with past practices and, except as set forth in Schedule 3.09 of the Seller
Disclosure Letter, there has not been:

               (a   any event, occurrence, development or state of
circumstances or facts which has had or could reasonably be expected to have a Material Adverse Effect;

               (b    any declaration, setting aside or payment of any
dividend or other distribution with respect to any shares of capital stock of any Company, or any repurchase, redemption or other acquisition by any Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, such Company or any other Company;

               (c   any amendment of any material term of any outstanding
security of any Company;

               (d   any incurrence, assumption or guarantee by Seller (with
respect to the business of Reseller Network), Reseller Network or any Company of any indebtedness for borrowed money;

               (e   any creation or other incurrence by Seller (with
respect to the business of Reseller Network), Reseller Network or any Company of any Lien;

               (f   any acquisition by Seller (with respect to the business
of Reseller Network), Reseller Network or any Company of quantities of inventory that are not reasonably likely to be disposed of in the ordinary course of business at mark-ups which are consistent with the current practices of Reseller Network;

               (g   any making of any loan, advance or capital
contributions to or investment in any Person, except to a Company;

               (h   any damage, destruction or other casualty loss (whether
or not covered by insurance) affecting the business or assets of Seller (with respect to the business of Reseller Network), Reseller Network or any Company which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

               (i   any transaction or commitment made, or any contract or
agreement entered into, by Seller, Reseller Network or any Company relating to the assets or business of Reseller Network (including the acquisition or disposition of any assets) or any relinquishment by Seller, Reseller Network or any Company of any contract or other right, in either case, material to Reseller Network, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

               (j   any change in any method of accounting or accounting
practice by Seller (with respect to the business of Reseller Network), Reseller Network or any Company, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles;

               (k    any (i) employment, deferred compensation, severance,
retirement or other similar agreement entered into with any director, officer or employee of any Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of any Company, or (iii) change in compensation or other benefits payable to any director, officer or employee of any Company pursuant to any severance or retirement plans or policies thereof, other than raises in the ordinary course of business; or

               (l    any labor dispute, other than routine individual
grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Company, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, work stoppages or, to the knowledge of Seller, any slow-downs or threats with respect to any of the foregoing by or with respect to any employees of any Company.

      SECTION 3.10. No Undisclosed Material LiabilitiesSECTION 3.10. No Undisclosed Material Liabilities. There are no liabilities of Seller (with respect to the business of Reseller Network), Reseller Network or any Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

               (a   liabilities provided for in the Balance Sheet or
disclosed in the notes thereto;

               (b   liabilities disclosed on Schedule 3.10 of the Seller
Disclosure Letter; and

               (c   liabilities incurred since the Balance Sheet Date in
the ordinary course of business consistent with past practice, which liabilities, if not discharged prior to the Closing Date, will appear on the Closing Balance Sheet, to the extent required by generally accepted accounting principles (including without limitation the materiality principles thereof) consistently applied.

      SECTION 3.11. Intercompany AccountsSECTION 3.11. Intercompany Accounts. Schedule 3.11 of the Seller Disclosure Letter contains a complete list of all intercompany balances as of the Balance Sheet Date between Seller and its Affiliates, on the one hand, and the Companies, on the other hand. Since the Balance Sheet Date there has not been any accrual of liability by any Company to Seller or any of its Affiliates or other transaction between any Company, on the one hand, and Seller and any of its Affiliates, on the other hand, except, with respect to the period prior to the date of this Agreement, in the ordinary course of business of Reseller Network consistent with past practice, and thereafter, as provided in Schedule 3.11 of the Seller Disclosure Letter (which Schedule shall identify each category or type of such transaction and a brief description thereof).

      SECTION 3.12.  Material ContractsSECTION 3.12.  Material Contracts.
(a) Except as disclosed in Schedule 3.12 of the Seller Disclosure Letter, none of Seller (with respect to the business of Reseller Network), Reseller Network or any Company is a party to or bound by:

          (i) any lease (whether of real or personal property) providing for annual rentals of $100,000 or more;

          (ii) any agreement for the purchase by Reseller Network or one or more of the Companies of materials, supplies, goods, services, equipment or other assets (excluding inventory) providing for either (A) annual payments by Reseller Network or the Companies of $50,000 or more or (B) aggregate payments by Reseller Network or the Companies of $100,000 or more;

          (iii) any sales, distribution or other similar agreement (including any bulk sales contracts) providing for the sale by Reseller Network or one or more of the Companies of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Reseller Network or the Companies of $5,000,000 or more or (B) aggregate payments to Reseller Network or the Companies of $10,000,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to the acquisition or disposition of any portion of Reseller Network or any Company (whether by merger, sale of stock, sale of assets or otherwise);

          (vi) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

          (vii) any option, license, franchise or similar agreement or any agency, dealer, sales representative, marketing or other similar agreement; provided that Schedule 3.12(a)(vii) of the Seller Disclosure Letter is not required to include such agreements with more than the 100 largest ownership groups, calculated on the basis of sales by Reseller Network;

          (viii) any agreement that restricts any Company or Reseller Network from competing in any line of business or with any Person or in any area or which would so restrict Reseller Network or any Company after the Closing Date other than protected territories granted in franchise agreements, which territories are set forth on Schedule 3.12(a)(viii) of the Seller Disclosure Letter;

          (ix) any agreement or arrangement with (A) Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates or (D) any director or officer of Seller or any of its Affiliates or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director or officer;

          (x) any agreement or arrangement with any director or officer of any Company or with any "associate" or any member of the "immediate family" (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer; or

          (xi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to Reseller Network, taken as a whole.

               (b) Except as set forth on Schedule 3.12(b) of the Seller Disclosure Letter, each agreement, contract, plan, lease, arrangement or commitment disclosed in any Schedule to the Seller Disclosure Letter or required to be disclosed pursuant to this Section is a valid and binding agreement of Seller, Reseller Network or the Company which is a party thereto, as the case may be, and is in full force and effect, and none of Seller, Reseller Network or any such Company is nor, to the knowledge of Seller, is any other party thereto in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been made available to Buyer.

      SECTION 3.13. LitigationSECTION 3.13. Litigation. Except as set forth in Schedule 3.13 of the Seller Disclosure Letter, there is no action, suit, or proceeding pending against, or to the knowledge of Seller, threatened against or affecting, Seller, Reseller Network, any Company or any of their respective properties before any court or arbitrator or any governmental body, agency or official, nor to the knowledge of Seller, is there any investigation by any governmental authority of or relating to the operation of the business of Reseller Network or any Company (i) where the aggregate damages sought exceed $50,000 (provided that, with respect to Seller, this clause (i) shall be limited to actions, suits, investigations or proceedings in connection with the business of the Reseller Network),
(ii) which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have a Material Adverse Effect or (iii) which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transaction. In no event will any judgment, order, decree, settlement or other disposition of Anderson Consulting LLP vs. Intelligent Electronics, Inc. (No. 96CV962645, District Court, City and County of Denver, Colorado) or Intelligent Electronics, Inc. vs. Anderson Consulting LLP (No. 9604673, Common Pleas Court, Chester County, PA) result in any liability to the Companies or Reseller Network.

      SECTION 3.14. Compliance with Laws and Court OrdersSECTION 3.14. Compliance with Laws and Court Orders. Except as set forth in Schedule
3.14 of the Seller Disclosure Letter, none of Seller (with respect to business of Reseller Network), any Company or Reseller Network is in violation of, or has since January 1, 1994 violated, or to the knowledge of Seller is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      SECTION 3.15. PropertiesSECTION 3.15. Properties. (a) Reseller Network or one or more of the Companies has good and marketable title to, or in the case of leased property and assets has valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) used in the business of Reseller Network, all of which property and assets are reflected on the Balance Sheet (to the extent acquired on or prior to the Balance Sheet Date and to the extent required to be reflected on the Balance Sheet by generally accepted accounting principles), except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

          (i) Liens disclosed in the February 1, 1997 financial statements referred to in Section 3.08;

          (ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet);

          (iii) Liens which do not materially detract from the value or materially interfere with any present or intended use of such property or assets; or

          (iv) Liens set forth on Schedule 3.15 of the Seller Disclosure
Letter.

               (b) The facilities, buildings, structures and equipment used by Seller (with respect to the business of Reseller Network), Reseller Network or one or more of the Companies in the operation of the business of Reseller Network as currently conducted are in all material respects adequate and suitable for their current uses in the ordinary course of business as conducted by Reseller Network. The equipment used by Reseller Network or one or more of the Companies in the operation of the business of Reseller Network as currently conducted has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

               (c) The Seller RN Assets, and the property and assets owned or leased by Reseller Network or one or more of the Companies, constitute all of the property and assets used or held for use in connection with the businesses of Reseller Network.

               (d) None of Seller (with respect to the business of Reseller Network), Reseller Network or any Company owns (or holds other than pursuant to a lease set forth on Schedule 3.12(a)(i) of the Seller Disclosure Letter) any real property.

      SECTION 3.16. Intellectual PropertySECTION 3.16. Intellectual Property. (a) Schedule 3.16 of the Seller Disclosure Letter contains a list of all Intellectual Property Rights owned or licensed and used or held for use by Seller (with respect to the business of Reseller Network), Reseller Network or any Company which are material to the operation of the business of Reseller Network as currently conducted, but excluding any Intellectual Property of manufacturers of products sold by Reseller Network ("RN Intellectual Property Rights"), specifying as to each, if applicable:
(i) the nature of such Intellectual Property Right, (ii) the owner or licensor of such Intellectual Property Right, (iii) if owned, the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, (iv) if owned, the registration or application numbers and (v) if owned, the termination or expiration dates.

               (b) Schedule 3.16 of the Seller Disclosure Letter sets forth a list of all licenses, sublicenses and other agreements as to which Seller (with respect to the business of Reseller Network), Reseller Network or any Company is a party and pursuant to which any Person is authorized to use any RN Intellectual Property Right (excluding the right to use RN Intellectual Property Rights pursuant to franchise agreements or program agreements, including any renewals thereof or successor agreements thereto), including (i) the identity of all parties thereto, (ii) a description of the nature and subject matter thereof, (iii) the applicable royalty and (iv) the term thereof.

                (c) (i) Since January 1, 1994, neither Seller (with respect to the business of Reseller Network), Reseller Network nor any Company has been a defendant in any action, suit or proceeding or, to the knowledge of Seller, any investigation relating to, or otherwise has been notified of, any alleged claim of infringement of any Intellectual Property Right, and Seller has no knowledge of any other such infringement by Seller (with respect to the business of Reseller Network), Reseller Network or any Company and (ii) except as set forth in Schedule 3.16 of the Seller Disclosure Letter, neither Seller nor any Company has an outstanding claim or suit for, and Seller has no knowledge of, any continuing infringement by any other Person of any RN Intellectual Property Rights. No RN Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Reseller Network or any Company or restricting the licensing thereof by Reseller Network or any Company to any Person. Except as set forth in
Schedule 3.16 of the Seller Disclosure Letter, neither Reseller Network nor any Company has entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right other than pursuant to a vendor agreement entered into in the ordinary course of business.

               (d) None of the processes and formulae, research and development results and other know-how of Seller (with respect to the business of Reseller Network), Reseller Network or any Company, the value of which to Seller (with respect to the business of Reseller Network), Reseller Network or any Company is contingent upon maintenance of the confidentiality thereof, has been disclosed by Reseller Network or any Company or any of its Affiliates to any Person other than employees, representatives and agents of Reseller Network or any Company, all of whom are bound by written confidentiality provisions set forth in the employee handbook used by the Reseller Network, a copy of which was previously provided to Buyer.

      SECTION 3.17. Insurance CoverageSECTION 3.17. Insurance Coverage. Seller has furnished to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of Reseller Network or any Company. Except as set forth on Schedule 3.17 of the Seller Disclosure Letter, there is no claim by Seller (with respect to the business of Reseller Network), Reseller Network or any Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller, Reseller Network and each Company have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.
Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 1994 and remain in full force and effect. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Reseller Network. Seller does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Schedule 3.17 of the Seller Disclosure Letter, Reseller Network and each Company shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

      SECTION 3.18. Licenses and PermitsSECTION 3.18. Licenses and Permits. Schedule 3.18 of the Seller Disclosure Letter correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Reseller Network or any Company and the absence of which would have a Material Adverse Effect (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on
Schedule 3.18 of the Seller Disclosure Letter, (i) the Permits are valid and in full force and effect, (ii) neither Reseller Network nor any Company is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iii) none of the Permits will be terminated or become terminable, in whole or in part as a result of the Transaction.

      SECTION 3.19. InventoriesSECTION 3.19. Inventories. (a) All inventory owned by Seller (with respect to the business of Reseller Network), Reseller Network or any Company reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet are in the original packaging of the supplier. Each item of inventory reflected on the Balance Sheet is, and each item of inventory to be reflected on the Closing Balance Sheet is required to be, so reflected on the basis of a complete physical count and is valued at the lesser of cost or fair market value in accordance with generally accepted accounting principles consistently applied.

               (b) The items referred to in Section 3.19(a) are in good condition and saleable in the ordinary course of business of Reseller Network as currently conducted. None of the items referred to in Section 3.19(a) is obsolete, discontinued, damaged, overaged or of below standard quality or merchantability, except for items that have been written down to realizable market value or for which adequate reserves have been provided.

     SECTION 3.20. ReceivablesSECTION 3.20. Receivables. All accounts, notes receivable, employee advances, accrued interest receivable, amounts due from vendors and other receivables ("Receivables") (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are, and all Receivables arising from or otherwise relating to the business of Reseller Network as of the Closing Date will be, valid and genuine. All Receivables arising out of or relating to such business of Reseller Network as of the Balance Sheet Date have been included in the Balance Sheet, in accordance with generally accepted accounting principles applied on a consistent basis.

      SECTION 3.21. Product Liability; Product WarrantySECTION 3.21. Product Liability; Product Warranty. (a) Except as set forth in Schedule 3.21(a) of the Seller Disclosure Letter, there are no claims, actions, suits, inquiries or proceedings by or before any court or governmental or other regulatory or administrative authority, agency or commission asserted, pending or, to the best knowledge of Seller, threatened against, or to the knowledge of Seller any investigations, involving Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company that (i) relate to the ownership, possession or use of any product alleged to have been manufactured, assembled, configured, distributed or sold by Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company (the "RN Products") and alleged to have been defective or improperly designed or manufactured, (ii) state a claim under any warranty, guarantee or indemnification made by Seller, Reseller Network or any Company or (iii) arise from or are alleged to arise from actual or alleged injury to Persons or property as a result of the conduct of Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company.

          (b) To the best knowledge of Seller, there are no recalls pending or threatened with respect to any of the RN Products. No filing has been made by Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company under any applicable rule, regulation or statute with respect to any product defects or hazards in connection with any of the RN Products and there have been, to the best knowledge of Seller, no material recurring defects therein which create such a defect or hazard.

          (c) Schedule 3.21(c) of the Seller Disclosure Letter sets forth the standard forms of product warranties issued by Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company and copies of all other material product warranties issued by Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company. Except as set forth in Schedule 3.21(c) of the Seller Disclosure Letter or reflected or reserved for in the Balance Sheet, since January 1, 1992, no product warranty or similar claims have been made against Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company, except claims as to which in the aggregate losses and expenses in respect of repair or replacement of products have not exceeded $50,000.

      SECTION 3.22. Selling DocumentsSECTION 3.22. Selling Documents. None of the information (other than financial projections and other than the financial statements as to which representations are made in Section 3.08) contained in the Confidential Descriptive Memorandum (the "Offering Memorandum") dated as of February 1997, prepared by Legg Mason Wood Walker Incorporated ("Legg Mason") in connection with the sale of Reseller Network, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections relating to Reseller Network delivered to Buyer were made in good faith and were based upon assumptions that were reasonable at the time such projections were delivered to Buyer.
 Without limiting the representations and warranties made in Section 3.08, Seller has disclosed to Buyer the financial results of Reseller Network up to and including April 5, 1997 which are materially different from those set forth in such projections.

      SECTION 3.23. Finders' FeesSECTION 3.23. Finders' Fees. Except for Legg Mason whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, Reseller Network or any Company who might be entitled to any fee or commission in connection with the Transaction.

      SECTION 3.24. EmployeesSECTION 3.24. Employees. Schedule 3.24 of the Seller Disclosure Letter sets forth a true and complete list of (a) the names, titles, annual salaries and other compensation of all officers of each Company and all other employees of each Company whose annual base salary exceeds $100,000 and (b) the wage rates and number of employees of each Company (by classification).

      SECTION 3.25. Labor MattersSECTION 3.25. Labor Matters. (a) Seller (with respect to the business of Reseller Network), Reseller Network and each Company are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. There is no unfair labor practice complaint pending or, to the knowledge of Seller, threatened against Reseller Network or any Company before the National Labor Relations Board.

             (b) except as set forth in Schedule 3.25 of the Seller Disclosure Letter, there is no pending or, to the knowledge of Seller, Reseller Network or any Company, threatened labor dispute, strike or lockout, or work stoppage, unfair labor practice complaint, grievance procedure or arbitration proceeding, nor to the knowledge of Seller is there any slowdown, relating to Seller, Reseller Network or any Company.
No employees of Seller, Reseller Network or any Company are subject to any collective bargaining agreement or labor contracts. No question now exists respecting proposed union representation of the employees of any Company and no collective bargaining agreement is currently being negotiated.

             (c) Each Company and Reseller Network have made available to Buyer copies of all Occupational Safety and Health Administration ("OSHA") reports having to do with any Company or Reseller Network, their operations or their business and received by Seller, Reseller Network or any Company.
 No other oral or written complaints or notices have been received from OSHA, or any other regulatory agencies or offices having jurisdiction over health or safety matters relating to Seller, Reseller Network or any Company. All matters noticed in such reports have been resolved or cured.

      SECTION 3.26. Environmental MattersSECTION 3.26. Environmental Matters. (a) The following terms, as used herein, have the following meanings:

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

"Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, regulation, rule, judgment, order, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any hazardous substances, wastes or materials.

"Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

            (b) Except as disclosed on Schedule 3.26 of the Seller Disclosure Letter,

        (i) there are no liabilities of or relating to the business of Reseller Network or any Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

       (ii) no notice, notification, demand, request for information, citation, summons, order or complaint has been received, no penalty has been assessed and no action, suit or proceeding is pending, or to Seller's knowledge, threatened (nor to Seller's knowledge is there any investigation or review pending) by any governmental entity or other Person with respect to any matters relating to Seller (with respect to the business of Reseller Network), Reseller Network or any Company and relating to or arising out of any Environmental Law;

       (iii) no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any property now or previously owned, leased or operated by Seller (with respect to the business of Reseller Network), Reseller Network or any Company;

        (iv) no Hazardous Substance has been discharged, disposed of, deposited, spilled, leaked or released at, on or under any property now or previously owned, leased or operated by Seller (with respect to the business of Reseller Network), Reseller Network or any Company; and

        (v) no property now or previously owned, leased or operated by Seller (with respect to the business of Reseller Network), Reseller Network or any Company or any property to which Reseller Network or any Company has transported or arranged for the transportation of any Hazardous Substances is listed or, to Seller's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

               (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted which Seller has in its possession in relation to the current or prior business of Reseller Network or any Company or any property or facility now or previously owned, leased or operated by Reseller Network or any Company which has not been made available to Buyer at least ten days prior to the date hereof.

      SECTION 3.27. Bank AccountsSECTION 3.27. Bank Accounts. Set forth on Schedule 3.27 of the Seller Disclosure Letter hereof is the name and address of each bank in which Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company has an account or a safe deposit box, the account numbers and the names of all Persons authorized to draw on such accounts or to have access thereto.

      SECTION 3.28. Suppliers and LicensorsSECTION 3.28. Suppliers and Licensors. Schedule 3.28 of the Seller Disclosure Letter (i) lists the suppliers of inventory of Reseller Network and the Companies by purchase volume for the year ended February 1, 1997 and the two fiscal month period ended April 5, 1997 and (ii) identifies each contract or agreement with each such supplier that is currently in effect, other than letters periodically received from vendors, including but not limited to those addressing special promotions, marketing-development funds, sales-out objectives and returns incentives. The five largest such suppliers so listed by purchase volume shall collectively be referred to herein as the "Principal Vendors" and each such supplier, a "Principal Vendor". Except as indicated in Schedule 3.28 of the Seller Disclosure Letter, no such supplier has any right to terminate its contract with Seller (with respect to the business of Reseller Network), Reseller Network or any Company due to the consummation of the Transaction.

      SECTION 3.29.  Reseller LoansSECTION 3.29.  Reseller Loans.  Schedule
3.29 of the Seller Disclosure Letter sets forth the name of each reseller to which Seller or any Company has made an outstanding loan in connection with the business of Reseller Network. A true and complete copy of each loan agreement related to such reseller loans has been made available to Buyer prior to the date hereof. To the best knowledge of Seller based on information of which it is currently aware, all of such reseller loans are fully collectible.

      SECTION 3.30. Seller Proxy MaterialsSECTION 3.30. Seller Proxy Materials. Each document filed by Seller with the SEC in connection with the meeting of the stockholders of Seller referred to in Section 12.01(d) including, without limitation, the proxy or information statement of Seller and any amendments or supplements thereto (the "Seller Proxy Materials") will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. Each time any Seller Proxy Materials are distributed to stockholders of Seller or any other solicitation of stockholders of Seller is made by or on behalf of Seller or any Affiliate of Seller, and at the time such stockholders vote on approval of the Transaction, the Seller Proxy Materials (as supplemented and amended, if applicable), in the light of the circumstances under which the statements contained in the Seller Proxy Materials or any other solicitations are made, will not contain an untrue statement of a material fact or omit to state any material fact necessary (i) in order to make the statements made therein not false or misleading, or (ii) to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The representations and warranties contained in this Section will not apply to statements or omissions included in the Seller Proxy Materials based upon information furnished to Seller in writing by Buyer specifically for use therein.

                              ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF XLSOURCE

4REPRESENTATIONS AND WARRANTIES OF XLSOURCE   XLSource represents and
warrants to Buyer as of the date hereof and as of the Closing Date that:

      SECTION 4.1. Corporate Existence and PowerSECTION 4.1. Corporate Existence and Power. XLSource is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. XLSource has heretofore made available to Buyer true and complete copies of its certificate of incorporation and bylaws as currently in effect.

      SECTION 4.2. Corporate AuthorizationSECTION 4.2. Corporate Authorization. The execution, delivery and performance by XLSource of this Agreement and the XLSource Supply Agreement and the consummation by XLSource of the Transaction and the transactions contemplated by the XLSource Supply Agreement are within its corporate powers and have been duly authorized by all necessary corporate action on the part of XLSource.
 Each of this Agreement and the XLSource Supply Agreement constitutes a valid and binding agreement of XLSource, enforceable against XLSource in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

      SECTION 4.3. Government AuthorizationSECTION 4.3. Government Authorization. The execution, delivery and performance by XLSource of this Agreement and the XLSource Supply Agreement and the consummation of the Transaction and the transactions contemplated by the XLSource Supply Agreement require no action by or in respect of, or filing with, any governmental body, agency or official.

      SECTION 4.4. NONCONTRAVENTIONSection 4.4. NONCONTRAVENTION. THE EXECUTION, DELIVERY AND PERFORMANCE BY XLSOURCE OF THIS AGREEMENT AND THE XLSOURCE SUPPLY AGREEMENT AND THE CONSUMMATION BY XLSOURCE OF THE TRANSACTION AND THE TRANSACTIONS CONTEMPLATED BY THE XLSOURCE SUPPLY AGREEMENT DO NOT AND WILL NOT VIOLATE ITS CERTIFICATE OF INCORPORATION OR BYLAWS, VIOLATE ANY APPLICABLE LAW, RULE, REGULATION, JUDGMENT, INJUNCTION, ORDER OR DECREE OR REQUIRE ANY CONSENT OR OTHER ACTION BY ANY PERSON UNDER, CONSTITUTE A DEFAULT UNDER, OR GIVE RISE TO ANY RIGHT OF TERMINATION, CANCELLATION OR ACCELERATION OF ANY RIGHT OR OBLIGATION OF XLSOURCE OR TO A LOSS OF ANY BENEFIT TO WHICH XLSOURCE IS ENTITLED UNDER ANY PROVISION OF ANY AGREEMENT OR OTHER INSTRUMENT BINDING UPON XLSOURCE.

                            ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF BUYER

5REPRESENTATIONS AND WARRANTIES OF BUYERBuyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

      SECTION 5.1. Corporate Existence and PowerSECTION 5.1. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

      SECTION 5.2. Corporate AuthorizationSECTION 5.2. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the XLSource Supply Agreement and the consummation of the Transaction and the transactions contemplated by the Escrow Agreement and the XLSource Supply Agreement are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Each of this Agreement and the XLSource Supply Agreement constitutes and, when executed and delivered pursuant to its terms the Escrow Agreement will constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally.

      SECTION 5.3. Governmental AuthorizationSECTION 5.3. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the XLSource Supply Agreement and the consummation of the Transaction and the transactions contemplated by the Escrow Agreement and the XLSource Supply Agreement require no material action by or in respect of, or material filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act and (ii) compliance with any applicable requirements of the Exchange Act.

      SECTION 5.4. NoncontraventionSECTION 5.4. Noncontravention. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and the XLSource Supply Agreement and the consummation of the Transaction and the transactions contemplated by the Escrow Agreement and the XLSource Supply Agreement do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 5.03, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or
(iii) require any consent or other action by any Person under any provision of any agreement or other instrument binding upon Buyer.

      SECTION 5.5. FinancingSECTION 5.5. Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

      SECTION 5.6. Purchase for InvestmentSECTION 5.6. Purchase for Investment. Buyer is purchasing the RN Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the RN Shares and is capable of bearing the economic risks of such investment.

      SECTION 5.7. LitigationSECTION 5.7. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transaction.

      SECTION 5.8. Finders' FeesSECTION 5.8. Finders' Fees. Except for Morgan Stanley & Co. Incorporated whose fees will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the Transaction.

                              ARTICLE 6
                        COVENANTS OF SELLER

6COVENANTS OF SELLERSeller agrees that:

      SECTION 6.1.  Conduct of Reseller Network and Each CompanySECTION
6.1. Conduct of Reseller Network and Each Company. From the date hereof until the Closing Date, Seller shall cause Reseller Network and each Company to conduct its businesses in the ordinary course consistent with past practice and to use its commercially reasonable efforts to preserve intact its business organizations, relationships with third parties and, except as set forth on Schedule 3.09(k) of the Seller Disclosure Letter, to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not permit Reseller Network or any Company to:

               (a) adopt or propose any change in the certificate of incorporation or bylaws of any Company;

               (b) merge or consolidate with any other Person or, except for purchases of inventory in the ordinary course of business consistent with past practices, acquire a material amount of assets from any other Person;

               (c) sell, lease, license or otherwise dispose of any assets or property except (i) pursuant to existing contracts or commitments and
(ii) in the ordinary course consistent with past practice; or

               (d) agree or commit to do any of the foregoing.

Seller will not, and will not permit Reseller Network or any Company to,
(i) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) knowingly omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

      SECTION 6.2. Access to Information; ConfidentialitySECTION 6.2. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, Seller will (i) give, and will cause Reseller Network and each Company to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Reseller Network and each Company and to the books and records of Seller and each Company relating to Reseller Network, (ii) furnish, and will cause Reseller Network and each Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Reseller Network and each Company as such Persons may reasonably request, (iii) instruct the employees, counsel and financial advisors of Seller, Reseller Network and each Company to cooperate with Buyer in its investigation of Reseller Network and (iv) allow Buyer and its representatives to be present during any physical count of inventory performed. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Reseller Network, Seller or any Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller hereunder.

               (b) Schedule 6.02 of the Seller Disclosure Letter sets forth (to the extent that Seller is permitted to do so consistent with its contractual obligations to third parties) the name of each Potential Buyer.
 Seller shall promptly request that each Potential Buyer either return all of such Information (and copies thereof) to Seller or destroy all of such Information (and copies thereof) and deliver a written certification of such destruction to Seller. Seller shall use its best efforts to cause each such Potential Buyer to comply with such request and shall notify Buyer promptly following compliance by each Potential Buyer with such request. As used herein, "Potential Buyer" means each Person (other than Buyer) to whom any confidential documents or information (including but not limited to the Offering Memorandum) concerning Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company ("Information") was disclosed by Seller or any agent acting on Seller's behalf since January 1, 1997 for the purpose of discussing a possible change in control transaction for Reseller Network.

               (c) Seller hereby assigns to Buyer, effective as of the Closing Date, its rights to enforce the confidentiality provisions contained in any and all confidentiality agreements which Seller has entered into with, or received from, each Potential Buyer, but solely to the extent that it relates to information with respect to the business of, or solicitation of employees of, Reseller Network and the Companies. To the extent such rights are not assignable, Seller shall, at Buyer's request, enforce such rights at Buyer's expense.

               (d) After Closing, Seller and its Affiliates will hold, and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Reseller Network or any Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of Seller or its Affiliates or (iii) later lawfully acquired by Seller from sources other than those related to its prior ownership of Reseller Network. The obligation of Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

               (e) On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records and information in the possession of Seller relating to Reseller Network and the Companies and to Seller's employees, and will request that its auditors provide to Buyer and its agents reasonable access to its employees and workpapers relating to Reseller Network and the Companies, in each case to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation relating to Reseller Network or any of the Companies or any other reasonable business purpose relating to Reseller Network; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller; and provided further, in no event shall Seller be required to disclose any information which would waive an attorney-client privilege.

      SECTION 6.3. Notices of Certain EventsSECTION 6.3. Notices of Certain Events. Seller shall promptly notify Buyer of:

               (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

               (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transaction; and

               (c) any actions, suits, claims or proceedings commenced or, to its knowledge threatened (or, to its knowledge, any investigations) against, relating to or involving or otherwise affecting Seller (to the extent related to the business of Reseller Network), Reseller Network or any Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relate to the consummation of the Transaction.

      SECTION 6.4. ResignationsSECTION 6.4. Resignations. At or prior to the Closing Date, Seller will deliver to Buyer the resignations of all corporate officers and directors of each Company who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with such Company.

      SECTION 6.5. NoncompetitionSECTION 6.5. Noncompetition. (a) Seller agrees that for a period of three (3) full years from the Closing Date, neither it nor any of its Subsidiaries shall engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as stockholders or equity owners in any Person, manage, operate, join, lend money or render financial or other assistance to, or participate (as a director, officer, employee, partner, stockholder, founder, consultant or otherwise), in any business that competes with either of the following businesses (the "Business") as they exist on the Closing Date within the United States, Canada and Mexico:

          (i) any business that distributes and sells to resellers (both retail and otherwise) branded microcomputers and related equipment; or

          (ii) any business that, in connection with the distribution and sale to resellers (both retail and otherwise) of branded microcomputers and related equipment, (x) offers to such resellers value-added services, including but not limited to product selection, technical support, cost-efficient marketing programs and promotions, national service network, SKU-able services, financing programs and product delivery services and (y) performs "built-to-order" configuring of branded microcomputers and related equipment and light manufacturing in connection therewith.

Notwithstanding anything herein to the contrary, nothing in this Section 6.05(a) shall prohibit Seller or any of its Subsidiaries from (1) making isolated sales of branded microcomputers and related equipment to such resellers to the extent and in the circumstances such sales are currently made by Seller's Subsidiaries, (2) providing information technology services in the areas of (i) internetworking (the consulting, design and implementation of local area networks and wide area networks), (ii) applications development (the customization and adaption of proven software as well as training and education to support applications and internetworking solutions), (iii) telecommunications (including data, video and voice transmission) or (iv) managed services (such as install, add, move and change services, break fix, help desk, network management and asset management), (3) manufacturing, assembling or configuring microcomputers if the XLSource Supply Agreement has been terminated due to Buyer's breach of the performance standards contained therein, (4) acquiring a diversified company having not more than 5% of its sales (based on its latest published annual audited financial statements) attributable to the Business or (5) owning, individually or in the aggregate, less than 1% of a company listed or traded on a national securities exchange or in an over-the-counter securities market.

               (b) Seller agrees that for a period of three (3) full years from the Closing Date, neither it nor any of its Subsidiaries shall without Buyer's consent, knowingly employ or solicit (other than through general advertisement), or knowingly receive or accept the performance of services by any then current employee of Reseller Network or any Company, or any then current employee of Buyer or its Affiliates employed by Reseller Network or any Company as of the date hereof or as of the Closing Date.

               (c) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.
Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.

      SECTION 6.6. Intercompany AccountsSECTION 6.6. Intercompany Accounts. (a) If the aggregate amount of the payables (collectively, the "Intercompany Payable") owing by the Companies to Seller or its Subsidiaries is less than $10 million greater than the aggregate amount of the receivables (collectively, the "Intercompany Receivable") owing to the Companies by Seller or its Subsidiaries, Seller shall, and shall cause its Subsidiaries to, increase the amount of the Intercompany Payable or decrease the Intercompany Receivable (in either event through one or more cash transactions) on or immediately prior to the Closing Date such that, after giving effect to such increase or decrease, the amount of the Intercompany Payable shall be at least $10 million more than the amount of the Intercompany Receivable. For purposes of this Section, the Intercompany Receivable and the Intercompany Payable each shall be calculated as closely as reasonably possible to the Closing Date, but in any event not earlier than the Friday immediately prior to the Closing Date.

          (b) Subject to Section 6.06(c) and Section 6.06(d), effective at the Closing the Intercompany Payable and the Intercompany Receivable as determined pursuant to Section 6.06(a) shall be settled in cash and none shall be outstanding and (except as the parties may otherwise agree) any agreements relating to the Intercompany Payable and Intercompany Receivable shall have been terminated and neither Reseller Network nor any Company shall have any obligation with respect to the Intercompany Payable on or after the Closing.

          (c) Notwithstanding anything in this Agreement to the contrary, if, as a result of any reconciliation or adjustment performed during the preparation of the Closing Balance Sheet, the Closing Balance Sheet includes any amounts that would constitute an Intercompany Receivable or an Intercompany Payable, such amounts shall be reflected in the Closing Net Liabilities Assumed in the manner set forth in Schedule 2.04.

           (d) Notwithstanding anything in this Agreement to the contrary, to the extent that the Base Purchase Price, as adjusted pursuant to Section 2.03, is less than $10 million, that portion of the payment made by Buyer pursuant to Section 2.02(a)(i) shall be made in full satisfaction of any obligation of Buyer pursuant to Section 6.06(b) with respect to a corresponding portion of the Intercompany Payable.

     SECTION 6.7. Stockholder Meeting; Proxy MaterialsSECTION 6.7. Stockholder Meeting; Proxy Materials. Seller shall use its best efforts to cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of approving the Transaction. The board of directors of Seller shall, subject to its fiduciary duties under applicable law as advised by counsel, recommend approval of the Transaction by Seller's stockholders. In connection with such meeting Seller (i) will promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable a proxy statement and all other Seller Proxy Materials for such meeting as may be required under applicable law, (ii) will use its best efforts to obtain the necessary approval of the Transaction by its stockholders and (iii) will otherwise comply with all legal requirements applicable to such meeting.

      SECTION 6.8. Other OffersSECTION 6.8. Other Offers. Seller, its Affiliates, the Companies, and the officers, directors, employees and other agents of Seller, its Affiliates or the Companies, will not, directly or indirectly, (i) take any action to solicit, initiate or encourage an Acquisition Proposal or (ii) except for actions as may be required to discharge the fiduciary duties of their boards of directors under applicable law based upon written advice of counsel, engage in negotiations with, or disclose any nonpublic information relating to Reseller Network or any of the Companies or afford access to the properties, books or records of Seller (with respect to the business of Reseller Network), Reseller Network or any of the Companies to, any Person that Seller has reason to believe may be considering making, or has made, an Acquisition Proposal. Seller will promptly notify Buyer after receipt by Seller, its Affiliates or any Company of any Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to Seller (with respect to the business of Reseller Network), Reseller Network or any Company or for access to the properties, books or records of Seller (with respect to the business of Reseller Network), Reseller Network or any Company by any Person that Seller has reason to believe may be considering making, or has made, an Acquisition Proposal, and Seller will keep Buyer fully informed of the status and details of such Acquisition Proposal, indication or request. As used herein, "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any transaction involving the transfer (by way of merger, sale, other business combination or otherwise) of a material portion of the business of Reseller Network or the Companies (including any capital stock of the Companies or any material portion of the assets of the Companies or Reseller Network).

      SECTION 6.9. Transfer of IntelevestSECTION 6.9. Transfer of Intelevest. Prior to the Closing, Seller shall cause Intelevest to be transferred to Seller or one of its Affiliates on terms reasonably satisfactory to Buyer. As used herein, "Intelevest" means Intelevest Holdings, Inc., a Delaware corporation, which is a wholly-owned indirect Subsidiary of Seller and a wholly-owned direct Subsidiary of Intelligent Distribution Services, Inc.

      SECTION 6.10.  Transfer of Seller RN Assets and LiabilitiesSECTION
6.10.  Transfer of Seller RN Assets and Liabilities.   (a) Seller shall
sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to the Companies prior to the Closing, free and clear of all Liens, other than Liens referred to in clauses (i) through
(iv) of Section 3.15(a), all of Seller's right, title and interest in, to and under the Seller RN Assets. Seller agrees to cause the Companies to assume the Seller RN Liabilities prior to the Closing.

               (b) In connection with the transfer of the Seller RN Assets and the assumption of the Seller RN Liabilities referred to in Section 6.10(a), Seller and the Companies shall enter into one or more Assignment and Assumption Agreements in form and substance reasonably acceptable to Buyer, and, subject to the provisions hereof, Seller shall deliver to the Companies such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and Buyer shall deem reasonably necessary or appropriate to vest in the Companies all right, title and interest in, to and under the Seller RN Assets.

               (c) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Seller RN Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Companies or Seller thereunder. Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Seller RN Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Companies as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that the Companies would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer or the Companies would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer or the Companies, or under which Seller would enforce for the benefit of Buyer or the Companies. Seller will promptly pay to Buyer when received all monies received by Seller under any Seller RN Asset or any claim or right or any benefit arising thereunder.

      SECTION 6.11. ConsentsSECTION 6.11. Consents. (a) As promptly as practicable, but in no event later than 10 business days following the date hereof, Seller shall deliver to Buyer a list setting forth every consent other than the Required Consents (each such consent, an "Other Consent" and together, the "Other Consents") under such agreements, contracts or other instruments or such Permits that is necessary with respect to the execution, delivery and performance of this Agreement.

               (b) Notwithstanding anything in this Agreement to the contrary, Buyer may notify Seller in writing, within 15 days following its receipt of the list referred to in Section 6.11(a), that Buyer has made a reasonable good faith determination that one or more of the Other Consents described on such list satisfy the criteria in Section 3.05 for Required Consents. Such notice shall state in reasonable detail the basis for such good faith determination. In such event, such Other Consents shall be deemed Required Consents for all purposes of this Agreement.

      SECTION 6.12. Capital ContributionSECTION 6.12. Capital Contribution. At or immediately prior to the Closing, Seller shall make a capital contribution to the Companies (whether through the forgiveness of part of the Intercompany Payable or otherwise) in an amount at least equal to the amount by which the Base Net Liabilities Assumed is greater than $78 million, as adjusted pursuant to Section 2.03.

                              ARTICLE 7
                   COVENANTS OF SELLER AND XLSOURCE

7COVENANTS OF SELLER AND XLSOURCEEach of Seller and XLSource agrees that:

      SECTION 7.1.  Guarantee of Guaranteed ObligationsSECTION 7.1.
Guarantee of Guaranteed Obligations.   Seller hereby irrevocably and
unconditionally guarantees to Buyer the prompt and full discharge by XLSource of all of XLSource's covenants, agreements, obligations and liabilities contained in the XLSource Supply Agreement and in Section 9.06 of this Agreement, including without limitation the due and punctual payment of all amounts which may become due and payable by XLSource under such agreement and such Section when and as the same shall become due and payable. XLSource hereby irrevocably and unconditionally guarantees to Buyer the prompt and full discharge by Seller of all of Seller's covenants, agreements, obligations and liabilities under this Agreement, including without limitation the due and punctual payment of all amounts which may become due and payable by Seller hereunder when and as the same shall become due and payable. The obligations of each of Seller and XLSource guaranteed by XLSource and Seller, respectively, referred to in the two preceding sentences shall be hereinafter referred to collectively as the "Guaranteed Obligations" of XLSource and Seller, respectively; provided that the Guaranteed Obligations of Seller shall be reduced, in connection with each XLSource Sale to a Person approved by Buyer pursuant to the provisions of the XLSource Supply Agreement, by an amount equal to the Designated Percentage applicable to such XLSource Sale. Each of Seller and XLSource agrees that, with respect to all of its Guaranteed Obligations to pay money, such guarantee shall be a guarantee of payment and performance and not of collection.

      SECTION 7.2. Guarantee UnconditionalSECTION 7.2. Guarantee Unconditional. The obligations of each of Seller and XLSource under this Article7 are unconditional and absolute and, without limiting the generality of the foregoing, shall not be affected by any amendment, modification or waiver of the obligations of XLSource or of Seller and its Affiliates under this Agreement, except in accordance with the terms of such amendment, modification or waiver, any change in the corporate existence of XLSource or Seller, respectively, or any of their respective Affiliates or any insolvency, bankruptcy, reorganization or other similar proceeding affecting XLSource or Seller, respectively, or any of their respective Affiliates or their respective assets or resulting in any release or discharge of any obligations of XLSource or Seller, respectively, or their respective Affiliates under the XLSource Supply Agreement or this Agreement, the existence of any claim, set-off or other right which Seller or XLSource may have at any time against one another, any of such other's Affiliates, Buyer or any Person (provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim) or any other act or omission to act or delay of any kind by such other Person, any of its Affiliates, Buyer or any other Person or any other circumstance which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of Seller or of XLSource under this Article 7.

      SECTION 7.3.  WaiversSECTION 7.3.  Waivers.    Each of Seller and
XLSource hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Buyer to proceed against or take any action against or pursue any remedy with respect to XLSource or Seller, respectively, or any other Person or make presentment or demand for performance or give any notice of nonperformance before Buyer may enforce its rights hereunder against Seller or XLSource, respectively.

      SECTION 7.4. Discharge; Reinstatement in Certain CircumstancesSECTION 7.4. Discharge; Reinstatement in Certain Circumstances. The obligations of XLSource under this Article 7 shall remain in full force and effect until the earlier of (i) the time that its Guaranteed Obligations shall have been performed in full and (ii) the sale by Seller of all of the equity securities of XLSource to a Person other than an Affiliate of Seller or XLSource; provided that the obligations of XLSource hereunder shall terminate if, prior to the Closing, Seller shall obtain for the benefit of Buyer an irrevocable letter of credit, in the amount of $7,500,000 and otherwise reasonably satisfactory to Buyer, for the purpose of securing the payment of the Guaranteed Obligations hereunder. Any such letter of credit shall remain in full force and effect until (i) the third anniversary of the Closing Date or (ii) the second anniversary of the Closing Date if, prior to such anniversary, all of the equity securities of XLSource have been sold in one or more XLSource Sales.
 Except as provided in the immediately preceding sentence with respect to the obligation of Seller to provide a letter of credit, the obligations of Seller under this Article 7 shall remain in full force and effect until the time that its Guaranteed Obligations shall have been performed in full.
If, at any time, any performance by any Person of any Guaranteed Obligation is rescinded or must be otherwise restored or returned, whether upon the insolvency, bankruptcy or reorganization of Seller, XLSource or otherwise, the obligations of Seller or XLSource hereunder with respect to such Guaranteed Obligation shall be reinstated at such time as though such Guaranteed Obligation had become due and had not been performed.

      SECTION 7.5. SubrogationSECTION 7.5. Subrogation. Upon performance by Seller or XLSource of any of its Guaranteed Obligations, Seller and XLSource, respectively, shall be subrogated to the rights of Buyer against XLSource, in the case of Seller, or against Seller, in the case of XLSource, with respect to such Guaranteed Obligations; provided that neither Seller nor XLSource shall enforce any of its Guaranteed Obligations by way of subrogation against one another while any Guaranteed Obligation is due and unperformed by such other party.

      SECTION 7.6.  Limit of LiabilitySECTION 7.6.  Limit of Liability.
The obligations of each of XLSource and Seller under this Article 7 shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.


                          ARTICLE 8
                      COVENANTS OF BUYER

8COVENANTS OF BUYERBuyer agrees that:

      SECTION 8.1. AccessSECTION 8.1. Access. On and after the Closing Date, Buyer will give, and will cause Reseller Network and each Company to give, Seller, and it agents reasonable access to its books of account, financial and other records, information and employees, and will request that its independent accountants provide to Seller and its agents reasonable access to its employees and workpapers, and the right to be present during any reconciliation of the physical count of inventory performed in connection with the preparation of the Closing Balance Sheet, in each case to the extent necessary or useful for Seller in connection with any audit, investigation, dispute or litigation relating to Reseller Network or any other reasonable business purpose relating to Reseller Network; provided that any such access by, or right to be present of, Seller shall not unreasonably interfere with the conduct of the business of Buyer.

      SECTION 8.2. Seller GuaranteesSECTION 8.2. Seller Guarantees. Buyer and its Affiliates will use commercially reasonable efforts to cause Seller to be released in full from its obligations under and pursuant to the liabilities, agreements and guarantees set forth on Schedule 8.02 of the Seller Disclosure Letter to the extent, and only to the extent, that such liabilities, agreements and guarantees were entered into directly and solely for the benefit of the Companies or Reseller Network.

      SECTION 8.3. Other MattersSECTION 8.3. Other Matters. If any final judgment, order or adjudication determines that any Damages incurred by a Buyer Indemnitee or by Seller or any of its Affiliates that are referred to in Section 13.02(b)(ii) were so incurred as a result of an action taken by Buyer or its Subsidiaries (other than any action taken by any Company prior to the Closing), Buyer will promptly reimburse Seller for the amount of any final judgment, order or adjudication (within the meaning of Section 13.02(b)(ii)) rendered in such matter against Seller or any Affiliate of Seller in connection with any such action, suit, investigation or proceeding.

                         ARTICLE 9
             COVENANTS OF BUYER, SELLER AND XLSOURCE

9COVENANTS OF BUYER, SELLER AND XLSOURCEEach party agrees that:

      SECTION 9.1.  Commercially Reasonable Efforts; Further Assurances
SECTION 9.1. Commercially Reasonable Efforts; Further Assurances . Subject to the terms and conditions of this Agreement, such party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the Transaction. Each party agrees, and Seller, prior to the Closing, and Buyer, after the Closing, agree, to cause each Company to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Transaction.

      SECTION 9.2. Certain FilingsSECTION 9.2. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transaction and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      SECTION 9.3. Public AnnouncementsSECTION 9.3. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transaction and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

      SECTION 9.4. ConfidentialitySECTION 9.4. Confidentiality. The parties agree that (i) the Confidentiality Letter Agreement dated February 7, 1997 between Seller and Buyer shall remain in full force and effect prior to the Closing Date and after any termination of this Agreement (it being understood that confidential information provided to Buyer pursuant to Section 6.02(a) or 6.02(e) shall be deemed "Proprietary Information" within the meaning of such Confidentiality Letter Agreement) and (ii) such Confidentiality Letter Agreement shall terminate as of the Closing Date without further action by any party; provided, that such Confidentiality Letter Agreement shall remain in full force and effect in accordance with its terms as to any information relating to the Seller and its Affiliates (other than information relating to Reseller Network or any Company).

      SECTION 9.5. Segregation of Certain Sales ProceedsSECTION 9.5. Segregation of Certain Sales Proceeds. (a) In connection with each XLSource Sale that occurs prior to the termination in full of the obligations of XLSource pursuant to Article 7, Seller and XLSource will enter into arrangements reasonably satisfactory to Buyer pursuant to which an amount in cash equal to the product of the Designated Percentage and $7,500,000 will be deposited prior to or in conjunction with the consummation of such XLSource Sale for the benefit of Buyer in a segregated account for the purposes specified in Section9.05(c). Notwithstanding anything herein to the contrary, in no event shall the aggregate amount so segregated in connection with one or more XLSource Sales exceed $7,500,000.

               (b) In lieu of segregating any amounts pursuant to Section 9.05(a) in connection with an XLSource Sale, Seller and XLSource may elect to obtain for the benefit of Buyer an irrevocable letter of credit in an amount equal to the product of the Designated Percentage and $7,500,000 and otherwise reasonably satisfactory to Buyer for the purposes specified in
Section 9.05(c).

                (c) Without limiting the obligations of Seller or XLSource under this Agreement or the XLSource Supply Agreement, any amounts that are segregated pursuant to Section 9.05 and any letter of credit obtained pursuant to such Section shall be used by Seller and/or XLSource to secure and satisfy the repayment of obligations of Seller and/or XLSource that are owing to Buyer pursuant to the terms of this Agreement and the XLSource Supply Agreement.

               (d) The obligations of Seller and XLSource pursuant to this
Section 9.05 shall terminate and be of no further force or effect on (i) the third anniversary of the Closing Date or (ii) the second anniversary of the Closing Date if, prior to such anniversary, all of the equity securities of XLSource have been sold in one or more XLSource Sales and funds have been segregated, or letters of credit have been obtained, in connection with such XLSource Sales pursuant to this Section 9.05. On the date of such termination, any amounts so segregated, net of the aggregate amount of claims with respect to which Buyer is seeking indemnification pursuant to Article 10 or 13, may be released from such account.

               (e) As used herein, the following words shall have the following meanings:

"Designated Percentage", with respect to any XLSource Sale, means the greatest of the following percentages:

          (i) the percentage of the aggregate revenues of XLSource for the four full fiscal quarters immediately preceding the date of such XLSource Sale generated by or attributable to the assets or business being sold in such XLSource Sale;

          (ii) the percentage of the aggregate book value of the assets of XLSource represented by the book value of the assets sold in such XLSource Sale; or

          (iii) the percentage of the outstanding capital stock of XLSource sold in such XLSource Sale.

"XLSource Sale" means any sale, transfer, conveyance or disposition (directly or indirectly, in one transaction or a series of related transactions, by operation of law or otherwise), to a Person other than an Affiliate of Seller or XLSource, of (i) any of the assets of XLSource or
(ii) any of the equity securities of XLSource other than in the ordinary course of business.

      SECTION 9.6. Supply AgreementSECTION 9.6. Supply Agreement. (a) Upon the consummation of an XLSource Sale of the type described in clause
(i) of the definition thereof, the purchase commitment of XLSource contained in Paragraph 4 of the XLSource Supply Agreement shall be reduced by an amount equal to the Transferred Percentage.

               (b) Upon the occurrence of a Transfer Event, XLSource shall pay to Buyer, no later than five business days following such Transfer Event, an amount in immediately available funds equal to 1% of the present value (discounted annually to the date of such payment at a rate of 10%) of the aggregate Adjusted Guaranteed Minimum Revenue for the period commencing on the effective date of such Transfer Event and ending on the last day of the term of the XLSource Supply Agreement (as such term may be extended pursuant to the provisions thereof). Each party agrees that (i) the amount set forth in this Section 9.06 is the estimate by the parties of the damages that Buyer would suffer as a result of the occurrence of a Transfer Event, (ii) it would be difficult for the parties to prove the actual amount of such damages, (iii) such amount is not a penalty and (iv) such amount shall be the full and liquidated damages of Buyer arising as a result of such Transfer Event.

               (c) The following terms, as used herein, have the following meanings:

"Adjusted Guaranteed Minimum Revenue" means, with respect to any XLSource Sale resulting in a Transfer Event, the product of (A) the sum of (x) the remainder of the "Guaranteed Minimum Revenue" and (y) the "Remaining Guaranteed Minimum Revenue" (each as defined in the XLSource Supply Agreement) in each case as of the date of such Transfer Event and (B) the Transferred Percentage applicable to such Transfer Event.
"Transfer Event" means the consummation of any XLSource Sale of the type described in clause (i) of the definition thereof, other than any such XLSource Sale to a Person approved by Buyer.
"Transferred Percentage" means, with respect to any XLSource Sale, the percentage of the aggregate revenues of XLSource for the four full fiscal quarters immediately preceding the date of such XLSource Sale generated by or attributable to the assets being sold in such XLSource Sale.

      SECTION 9.7.  Certain LitigationSECTION 9.7.  Certain Litigation.
The parties hereby agree that Seller will control the prosecution of any action, suit or proceeding (whether or not such action, suit or preceding is referred to on Schedule 3.13 of the Seller Disclosure Letter) instituted prior to the Closing Date by Seller (with respect to the business of Reseller Network) or any Company. Buyer agrees, and agrees to cause the Companies to, cooperate with Seller in connection with the matters referred to in this Section 9.07. The Companies hereby assign to Seller, effective as of the Closing Date, all of their right, title and interest in and to any such action, suit or proceeding, including without limitation any recoveries in respect thereof. Notwithstanding anything contained in
Section 2.04, no amount relating to the actions, suits and proceedings referred to above shall appear as an asset on the Closing Balance Sheet.

                           ARTICLE 10
                           TAX MATTERS

10TAX MATTERSSECTION 10.1.  Tax DefinitionsSECTION 10.1.  Tax Definitions.

 The following terms, as used herein, have the following meanings:

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Combined State Tax" means, with respect to each such state or any local taxing jurisdiction, any income, franchise or other Tax payable to any state or any local taxing jurisdiction in which any Company files Returns with a member of the Seller Consolidated Group on a consolidated, combined or unitary basis for purposes of such income, franchise or other Tax.

"Federal Tax" means any Tax imposed under Subtitle A of the Code.

"Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

"Return" is defined in Section 10.02(a).

"Section 338(h)(10) Election" is defined in Section 10.03(a).

"Section 338 Tax" means any Tax of any Company resulting from any income, gain, deduction, deferred gain or recapture of deductions or credits against Tax which would not have been due but for the making of the Section 338(h)(10) Election or as a consequence of Section 338 as applied by any state, local or foreign jurisdiction.

"Seller Consolidated Group" means, with respect to Federal Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is the common parent, and with respect to Combined State Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.

"Tax" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by any Company, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax, (ii) liability of any Company for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability of any Company for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other Person, provided, however, that with respect to this clause
(iii), the amount of any such liability shall be reduced by the actual Tax benefit, if any, received by the payor as a result of paying such liability.

"Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

"Tax Indemnification Period", means (i) with respect to any Tax described in clause (i) of the definition of "Tax", any Pre-Closing Tax Period of any Company, (ii) with respect to any Tax described in clause (ii) of the definition of "Tax", any Pre-Closing Tax Period of any Company and the Tax year of any member of a group described in such clause (ii) which includes (but does not end on) the Closing Date, and (iii) with respect to any Tax described in clause (iii) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement.

"Tax Sharing Agreements" means all agreements or arrangements (whether or not written) that relate to the allocation or sharing of liabilities for Taxes and that bind any Company (including without limitation the Tax Allocation Agreement among Seller, the Companies and certain other Subsidiaries of Seller effective as of January 29, 1995) (the "Seller Group Tax Allocation Agreement").

     SECTION 10.2. Tax RepresentationsSECTION 10.2. Tax Representations. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

          (a) except as set forth on Schedule 10.02(a) of the Seller Disclosure Letter, (i) all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any Company (each a "Return" and collectively, the "Returns"), have, to the extent required to be filed on or before the date hereof, been filed when due (taking into account any permitted extension under applicable law) in accordance with all applicable laws; (ii) as of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities and status of each Company and any other information required to be shown therein, except to the extent that the failure to correctly reflect any such facts or information will not have a Material Adverse Effect; (iii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (iv) the accruals and reserves for Taxes with respect to each Company for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of each Company and on the Balance Sheet and which will appear on the Closing Balance Sheet (excluding any provision for deferred income taxes) are adequate under generally accepted accounting principles to cover such Taxes except for any Taxes arising from the Section 338 Election; (v) no Company is delinquent in the payment of any Tax or has requested any extension of time within which to file any Return and has not yet filed such Return; (vi) no Company (or any member of any affiliated, consolidated, combined or unitary group of which such Company is or has been a member) has granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired; (vii) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to (a) any Company in respect of any Tax or Tax Asset or (b) Seller or any other member of the Seller Consolidated Group in respect of any Tax for which the Company is or could become liable in any manner (including primarily, secondarily or otherwise); (viii) there are no requests for rulings or determinations in respect of any Tax or Tax Asset pending between any Company and any Taxing Authority; (ix) no Company owns any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property; (x) none of the property owned or used by any Company is subject to a tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended; (xi) none of the property owned or used by any Company is subject to a lease, other than a "true" lease for federal income tax purposes;
(xii) none of the property owned by any Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (xiii) neither Seller nor any Company, nor any other Person on behalf of any Company, has entered into nor will it enter into any agreement or consent pursuant to
Section 341(f) of the Code; (xiv) there are no Liens for Taxes upon the assets of any Company except Liens for current Taxes not yet due; (xv) Seller is not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby; (xvi) no Company has been a member of an affiliated, consolidated, combined or unitary group other than a Seller Consolidated Group, and no Company has filed Returns separately from the Returns filed by Seller for the respective Seller Consolidated Group; and (xvii) except with respect to the Seller Group Tax Allocation Agreement, no Company is currently under any contractual obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax" or is or has been a party to any Tax Sharing Agreement other than the Seller Group Tax Allocation Agreement.

               (b) Schedule 10.02(b) of the Seller Disclosure Letter contains (i) a list of all jurisdictions to which any Tax is properly payable by any Company , and (ii) a list of all federal, state, local and foreign income tax Returns filed with respect to each Company for taxable periods ended on or after January 29, 1994, which list indicates those Returns that have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after given effect to extensions or waivers, has expired, and indicates those Returns that currently are the subject of examination or audit. The applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired with respect to all federal, state, local and foreign income tax Returns with respect to every Company for taxable periods ending prior to January 29, 1994.

      SECTION 10.3.  CovenantsSECTION 10.3.  Covenants.  (a) Seller agrees
to make a timely, effective and irre    vocable election under Section
338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to each Company (the "Section 338(h)(10) Election"), and to file such election in accordance with applicable regulations. The Section 338(h)(10) Election shall properly reflect the Price Allocation (as hereinafter defined). Within 90 days after the determination of Final Net Liabilities Assumed pursuant to Section 2.04, Buyer shall provide to Seller a written statement setting forth (i) Buyer's determination of the modified ADSP (as such term is defined in Treasury Regulations Section 1.338(h)(10)-1) (the "Modified Aggregate Deemed Sales Price"), and (ii) the allocation of the Modified Aggregate Deemed Sales Price to the assets of the Companies in accordance with the Treasury regulations promulgated under Section 338(h)(10) (the "Initial Determination"). Buyer shall provide or make available to Seller such workpapers, appraisals and other documents, if any, used by Buyer in preparing the Initial Determination as Seller may reasonably request. Such Initial Determination shall be a final determination binding and conclusive on Buyer and Seller unless Seller objects by written notice to Buyer within 30 days of receipt of the Initial Determination, which notice shall state with reasonable particularity Seller's objections to such Initial Determination and the basis therefor. If Seller so objects, Buyer and Seller shall negotiate in good faith to resolve such objections, but if no agreement is reached within 15 days after Seller provides such notice, Buyer and Seller shall retain the Accounting Referee to resolve any such objections on which Buyer and Seller have been unable to reach agreement. The costs of engaging the Accounting Referee for such purpose shall be borne equally by Buyer and Seller. The determination of the Accounting Referee shall be a final determination binding and conclusive on Buyer and Seller. Such final determination (whether by agreement or as determined by the Accounting Referee) shall be the "Price Allocation" and shall be binding on the parties hereto. Seller and Buyer agree to act in accordance with the Price Allocation in the preparation, filing and audit of any Tax return. Buyer and Seller agree that each will provide to the other, upon request (including prior to filing), the portions of any Tax return for the Tax period that includes the Closing Date that reflect or are based on the Price Allocation.

               (b) Seller agrees that, without the prior written consent of Buyer (which shall not be unreasonably withheld), neither Seller nor any Company, or any Affiliate of Seller shall, to the extent it may affect or relate to any Company, (i) make any new Tax election (other than the Section 338(h)(10) Election), (ii) change any Tax election, (iii) change an annual tax accounting period, (iv) adopt or change any method of Tax accounting, (v) file any amended Tax return, (vi) enter into any closing agreement, (vii) settle any Tax claim or assessment, (viii) surrender any right to claim a Tax refund, (ix) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (x) take or omit to take any other action, if, in the case of any such action or omission described in clauses (i) through (x), such action or omission would have or could reasonably be expected to have the effect of increasing the Tax liability or reducing any Tax Asset of any Company, Buyer or any Affiliate of Buyer in any Post-Closing Tax Period (as defined in Section 10.03(c)).

               (c) If, as a result of any adjustment with respect to the Tax liability of any Company for any Pre-Closing Tax Period, (i) any deduction, amortization, exclusion from income or other allowance becomes allowable to Buyer, any of its Affiliates or, effective upon the Closing, any Company in any Tax period (or portion thereof) beginning after the Closing Date (a "Post-Closing Tax Period") which would not, but for such adjustment, be allowable, Buyer shall pay to Seller the amount of the Tax benefit actually received by Buyer, any of its Affiliates, or, effective upon the Closing, any Company from such deduction, amortization, exclusion or allowance in any Post-Closing Tax Period within 10 days after the date such Tax benefit is actually received, and (ii) any deduction, amortization, exclusion from income or other allowance ceases to become available to Buyer, any of its Affiliates, or, effective upon Closing, any Company in any Post-Closing Tax Period which would have, but for such adjustment, been allowable, Seller shall pay to Buyer the amount of the Tax benefit that would otherwise have been received by Buyer, any of its Affiliates or, effective upon the Closing, any Company in any Post-Closing Tax Period.

               (d) All Tax returns not required to be filed on or before the date hereof (i) will be filed when due (taking into account any permitted extension under applicable law) in accordance with all applicable laws and (ii) as of the time of filing, will correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Companies and any other information required to be shown therein.

               (e) Seller shall include the Companies in its consolidated Federal Tax return and in any Combined State Tax return through the close of business on the Closing Date.

               (f) Seller agrees that no Company shall reserve any amount for or make any payment of Taxes to any Person or any Taxing Authority, except for such Taxes as are due or payable or have been properly estimated in accordance with applicable law as applied in a manner consistent with the past practice of such Company.

               (g) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any similar Tax) shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

      SECTION 10.4. Release From and Termination of Existing Tax Sharing AgreementsSECTION 10.4. Release From and Termination of Existing Tax Sharing Agreements. The Companies shall be released from any and all existing Tax Sharing Agreements, and any and all existing Tax Sharing Agreements shall be terminated with respect to the Companies, as of the Closing Date. After the Closing Date, no Company shall have any further rights or liabilities thereunder.

      SECTION 10.5.  State Taxes Resulting from Section 338(h)(10) Election
SECTION 10.5. State Taxes Resulting from Section 338(h)(10) Election . With respect to any state Tax that would not be borne by Buyer or any of its Affiliates (including, after the Closing Date, the Companies) but for the Section 338(h)(10) Election made pursuant to Section 10.03(a) hereof, Seller shall estimate the amount of each such Tax and shall pay such amount to the relevant Company immediately prior to Closing. The amount paid pursuant to the preceding sentence shall be adjusted to reflect the actual amounts of such Taxes paid by Buyer or any of its Affiliates within 10 days after Buyer or such Affiliate (as the case may be) files the relevant return and Seller shall pay Buyer, or Buyer shall pay Seller, as appropriate, the amount of any underpayment or overpayment. Buyer shall deliver to Seller a copy of each relevant return within 10 days of the date on which Buyer or any of its Affiliates (as the case may be) files the relevant return.

      SECTION 10.6. Cooperation on Tax MattersSECTION 10.6. Cooperation on Tax Matters. (a) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax or information return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. After the Closing, each Company and Seller agree (i) to retain all books and records (including accounting records) either in the possession of such Company or Seller, as the case may be, at the Closing Date or that thereafter come into the possession of a Company or Seller, as the case may be, in the ordinary course of business with respect to Tax matters pertinent to the Companies relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, each Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                (b) Buyer and Seller further agree that each of them, upon request from the other party, shall use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of any Company as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the Transaction).

      SECTION 10.7.  Tax IndemnificationSECTION 10.7.  Tax Indemnification.
  (a) Seller hereby indemnifies each Buyer Indemnitee against and agrees to hold each Buyer Indemnitee harmless from any (w) Tax of any Company related to the Tax Indemnification Period, (x) Tax of any Company resulting from a breach of any covenant of Seller contained in this Article 10, (y) Section 338 Tax, and (z) costs, fees and expenses (including reasonable attorneys and accounting fees and expenses) incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax prior to the assumption, if any, by Seller of the defense of such contest in accordance with Section 10.07(e) and any liability as transferee (the sum of clauses (w), (x), (y), and (z) above being referred to herein as a "Loss").

               (b) For purposes of this Section 10.07, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or gross receipts, sales or use Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. The portion of any credits relating to a Tax period that begins before and ends after the Closing Date shall be determined as though the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.

               (c) Subject to the provisions of this Section 10.07, upon payment or incurrence by any Buyer Indemnitee of any Loss, Seller shall discharge its obligation to indemnify the Buyer Indemnitee against such Loss by paying to Buyer an amount equal to the amount of such Loss.

               (d) Any payment pursuant to this Section 10.07 shall be made not later than 30 days after receipt by Seller of written notice from Buyer stating that any Loss has been paid by a Buyer Indemnitee and the amount thereof and of the indemnity payment requested.

               (e) Buyer agrees to give prompt written notice to Seller of any Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which Buyer reasonably believes indemnity may be sought under this Section 10.07 (specifying with reasonable particularity the basis therefor) and will give Seller such information with respect thereto as Seller may reasonably request. Except as otherwise provided by Section 10.07(f), following receipt of written notice from Seller, Buyer shall permit Seller to assume, manage and control the defense of such suit, action or proceeding (including any Tax audit) as it relates to any issue or item in respect of which indemnity may be sought under this Section 10.07; provided that (x) Seller's counsel is reasonably satisfactory to Buyer, (y) Seller shall thereafter consult with Buyer upon Buyer's reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and shall provide Buyer with copies of all written correspondence relating thereto and (z) Seller shall not, without Buyer's consent (which shall not be unreasonably withheld), agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Buyer, any of its Affiliates or, upon the Closing, any Company. If Seller assumes such defense, (i) Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, reasonably satisfactory to Seller separate from the counsel employed by Seller and (ii) Seller shall not assert that the Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 10.07. If Seller elects not to assume such defense, Buyer may pay, compromise or contest the Tax at issue; provided that Buyer shall not settle any contest relating to such Tax without Seller's prior written consent (which shall not be unreasonably withheld); provided further that (i) Seller's prior written consent shall not be required with respect to any such settlement unless Seller agrees not to assert that the Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 10.07, and
(ii) in any case in which Seller provides such written consent, Seller shall be deemed to have agreed that it will not assert that any Loss, or any portion thereof, with respect to which Buyer seeks indemnification is not within the ambit of this Section 10.07. Seller shall be liable for the fees and expenses of counsel employed by Buyer for any period during which Seller has not assumed the defense thereof. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof, including by providing upon reasonable request all necessary books and records then in such party's possession on a timely basis. Notwithstanding anything in this Agreement to the contrary, Seller shall not be entitled to assume or maintain control of the defense of any claim, litigation or proceeding in respect of any claim, litigation or proceeding in respect of which indemnification may be sought under Section 10.07 if (i) such claim, litigation or proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) such claim, litigation or proceeding seeks an injunction or equitable relief against Seller, (iii) Seller has failed or is failing to prosecute or defend vigorously such claim, litigation or proceeding or (iv) Seller (x) makes a general assignment for the benefit of creditors, (y) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all of any substantial part of its property, or (z) become the subject of any proceeding referred to in clause (x) or (y) which is not dismissed within 60 days of its filing or entry.

               (f) Buyer shall control the defense of any claim that relates to Taxes described in Section 10.07(b).

               (g) Seller shall not be liable under this Section 10.07 with respect to any Tax resulting from (i) a claim or demand the defense of which Seller was not offered the opportunity to assume as provided under
Section 10.07(e) or (ii) a breach by any Company of its covenant in the third sentence of Section 10.06(a), in each case to the extent Seller's liability under this Section 10.07 is adversely affected as a result thereof. No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Seller of any liability hereunder.

               (h) Any claim of any Buyer Indemnitee (other than Buyer) under this Section may be made and enforced by Buyer on behalf of such Buyer Indemnitee.

                (i) With respect to all suits, actions or proceedings (including any Tax audits) relating to the Tax liability of any Company in existence as of the date hereof, Buyer shall be deemed to have (i) provided written notice of such suits, actions or proceedings to Seller in accordance with Section 10.07(e), and (ii) permitted Seller to assume, manage and control the defense of such suits, actions or proceedings in accordance with and subject to Section 10.07(e).

                 (j) Except insofar as it relates to any claim the defense of which Buyer is in control pursuant to Section 10.07(f), Buyer shall not extend the statute of limitations with respect to any Company for any Pre-Closing Tax Period without the written consent of Seller (which consent shall not be unreasonably withheld).

     SECTION 10.8. Purchase Price Adjustment and InterestSECTION 10.8. Purchase Price Adjustment and Interest. Buyer and Seller agree that any amount paid by Seller or Buyer under this Article 10 or Article 13 shall be treated as an adjustment to the Modified Aggregate Deemed Sales Price unless otherwise required by applicable law. Any payment required to be made by Buyer or Seller under this Article 10 that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

      SECTION 10.9. SurvivalSECTION 10.9. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 10 shall survive until six months following the end of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                          ARTICLE 11
                       EMPLOYEE BENEFITS

    11EMPLOYEE BENEFITSSECTION 11.1.  Employee Benefits DefinitionsSECTION
11.1. Employee Benefits Definitions. The following terms, as used herein, have the following meanings:

"Benefit Arrangement" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program, arrangement or contract(whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller, any of its Affiliates or any Company and (iii) covers any employee or former employee of any Company employed in the United States.

"Employee Plan" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to, as the case may be, by Seller, any of its Affiliates or any Company and (iii) covers any employee or former employee of any Company.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

"International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program, or arrangement or contract (whether or not written) that (i) is not an Employee Plan or a Benefit Arrangement, (ii) is entered into, maintained, administered or contributed to, as the case may be, by Seller, any of its Affiliates or any Company and (iii) covers any employee or former employee of any Company.

"Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

      SECTION 11.2. Employee Benefit Plans RepresentationsSECTION 11.2. Employee Benefit Plans Representations. Seller represents and warrants to
Buyer as of the date hereof and as of the Closing Date that:

          (a) Schedule 11.02(a) of the Seller Disclosure Letter identifies each Employee Plan that any Company has at any time sponsored, maintained or contributed (or been obligated to sponsor, maintain or contribute to). Seller has furnished to Buyer copies of such Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any such Employee Plan. Schedule 11.02(a) of the Seller Disclosure Letter identifies each such Employee Plan which is maintained in connection with any trust described in Section 501(c)(9) of the Code.

               (b) No Employee Plan is a Title IV Plan, Multiemployer Plan or International Plan and neither Seller, Reseller Network nor any Company has at any time sponsored, maintained or contributed to or been under any obligation to sponsor, maintain or contribute to a Title IV Plan, Multiemployer Plan or International Plan.

               (c) No transaction prohibited by Section 406 of ERISA or
Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA, which transaction has caused or will cause any of the Companies to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

               (d) Each Employee Plan listed on Schedule 11.02(a) of the Seller Disclosure Letter that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Seller has provided Buyer with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan.
 Each such Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

               (e) Schedule 11.02(e) of the Seller Disclosure Letter identifies each Benefit Arrangement that any Company has at any time sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to). Seller has furnished to Buyer copies or descriptions of each such Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

               (f) Except as set forth on Schedule 11.02(f) of the Seller Disclosure Letter, neither Reseller Network nor any Company has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Reseller Network or any Company, except as required to avoid excise tax under Section 4980B of the Code.

               (g) All contributions and payments accrued under each Employee Plan and Benefit Arrangement (each as disclosed in Schedules 11.02(a) and 11.02(e), respectively, of the Seller Disclosure Letter), determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected as a liability on the Closing Balance Sheet or retained by Seller. Except as set forth on Schedule 11.02(f) of the Seller Disclosure Letter, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Seller or any of its Affiliates or Reseller Network or any Company relating to, or change in employee participation or coverage under, any such Employee Plan or such Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

               (h) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Reseller Network or any Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code.

               (i) There has been no material failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980B(g)). To the best knowledge of Seller, neither Reseller Network nor any Company has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of Reseller Network or any Company has incurred a tax under
Section 5000(a) which is or could become a liability of Reseller Network or any Company.

               (j) Except as set forth in Schedule 11.02(j) of the Seller Disclosure Letter, no employee or former employee of Reseller Network or any Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Transaction.

      SECTION 11.3.   Retained and Transferred EmployeesSECTION 11.3.
Retained and Transferred Employees.   (a) For purposes of this Article 11
(i) "Company Employee" shall mean each individual, other than individuals subsequently identified by Buyer as Transferred Employees, Scheduled Employees or Seconded Employees as hereinafter provided, who, on the Closing Date is, or would be but for subsection 11.03(b) below, actively employed by Seller or any Subsidiary of Seller (in each case with respect to the business of Reseller Network), Reseller Network or any Company, on short-term or long-term disability leave, authorized or unauthorized leave or absence, including leave under the Family and Medical Leave Act, military service or lay-off with recall rights as of the Closing Date, including any other inactive or former employee or any individual who as of the Closing Date is no longer employed by Seller or any Subsidiary of Seller (in each case with respect to the business of Reseller Network), Reseller Network or a Company for any reason including, without limitation, death, disability or retirement; (ii) "Transferred Employee" shall mean each individual identified as such by Buyer on a list to be provided by Buyer to Seller not less than five business days prior to the Closing Date who has accepted an offer to become an employee of Buyer and is expected to report for work with Buyer or any of its Subsidiaries immediately following the Closing Date; (iii) "Scheduled Employee" shall mean each individual identified as such on a list to be agreed upon by Buyer and Seller; (iv) "Seconded Employee" shall mean each individual identified as such by Buyer on a list to be provided by Buyer to Seller, not less than five business days prior to the Closing Date who is expected to be available to provide transition services to Buyer pursuant to Section 11.06 hereof; and (v) "Assumed Employee" shall mean each individual identified as such by Buyer on a list to be provided by Buyer to Seller from time to time not more than 90 days following the Closing Date. It is intended that Assumed Employees shall be selected from Seconded Employees and Scheduled Employees prior to their actual termination date. If an Assumed Employee or Seconded Employee is terminated prior to hire by Buyer, Buyer shall reimburse Seller for all costs associated with such termination to the extent provided in Section 11.04(a) hereof. Company Employees, Transferred Employees, Scheduled Employees, Seconded Employees and Assumed Employees are hereinafter collectively referred to as "Seller Employees". Seller will not take and will cause each Company not to take any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to interview or otherwise determine those Seller Employees that Buyer may identify as Transferred Employees, Seconded Employees or Assumed Employees; provided, however, that Buyer's efforts hereunder will not materially interfere with the operations of Seller's business or the business of the Companies prior to the Closing Date, and that any offers of employment to any of the Seller Employees shall be contingent upon the Closing and shall not become effective until the Closing Date.

               (b) (i)   Seller will, and will cause each Company to, take
such action as is required to ensure that prior to the Closing Date (i) all Seller Employees will be employees of a Subsidiary of Seller and (ii) none of the Companies shall have any employees.

                   (ii) When and if Buyer has or is expected to have any obligation to reimburse Seller for any employment-related expense to the extent provided in Sections 11.03(a), 11.04, and 11.06 hereof, Seller shall give reasonable notice to Buyer of the date that such expense is expected to be incurred, and of the amount thereof, itemized and otherwise substantiated as Buyer may reasonably request. Buyer shall deposit the required amount in a checking account to be established for such purpose in the name of such Subsidiary (as described in paragraph (i)), which checking account shall be used solely for the purpose of paying wages and benefits to or on behalf of Seller Employees hereunder. Buyer shall, in its sole discretion, have the right to (x) review such information as Seller provides, (y) request such supporting documentation in respect thereof and
(z) undertake such commercially reasonable verification procedures as Buyer shall determine and Seller shall cooperate fully with Buyer with respect thereto.

               (c) Except as expressly set forth herein, Seller shall retain all obligations and liabilities to or in respect of Seller
Employees. Buyer shall not assume any assets or liabilities under any Employee Plan or Benefit Arrangements.

               (d) With respect to each Transferred Employee and Assumed Employee, service with Seller, any of its Subsidiaries or the Companies shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits under Buyer's benefit plans to the same extent such service was counted under any similar type of Employee Plan under which such Transferred Employee or Assumed Employee was covered immediately prior to the Closing Date. Buyer, for purposes of deductible limits and out-of-pocket annual and lifetime maximums under its welfare plans, shall credit each Transferred Employee and Assumed Employee with the amounts so credited with respect to the portion of the calendar year preceding the Closing Date under the same type of Employee Plan in which such Transferred Employee or Assumed Employee is participating as of the Closing Date. With respect to each Transferred Employee and Assumed Employee, Buyer's group health plans shall not exclude coverage for pre-existing conditions that were not excluded under similar Employee Plans in which such Transferred Employee or Assumed Employee is participating as of the Closing Date.

      SECTION 11.4. Severance, COBRA and WARN ObligationsSECTION 11.4. Severance, COBRA and WARN Obligations. (a)(i) Buyer shall reimburse Seller to the extent set forth in Schedule 11.04(a)(i) hereto in respect of Company Employees and Seconded Employees employed immediately prior to the Closing Date for (x) actual severance payments triggered or incurred on or after the Closing Date and (y) the actual out of pocket costs incurred by Seller for the period beginning on the Closing Date and ending 65 days following the date of the Buyer notice referred to in Section 11.04(b) below in giving all notices required by, and for compliance with the applicable requirements of, the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Obligations"). Seller shall be responsible for all severance liabilities in respect of Company Employees and Seconded Employees triggered or incurred prior to the Closing Date; provided that if a Scheduled Employee is terminated by Seller after the signing of this Agreement but before the Closing Date, and the costs described in (x) and
(y) above in respect of such terminated Scheduled Employee are equal to or less than they would have been had the Company Employee or Seconded Employee been retained to the Closing Date, Buyer shall reimburse Seller as set forth herein, contingent only upon the Closing.

          (ii) Buyer shall not be responsible for any severance payments or costs incurred by Seller in providing continuation coverage (within the meaning of Section 4980B of the Code) ("COBRA Coverage") (x) in respect of all Transferred Employees who accept employment with Buyer or any of its Subsidiaries and report for work with Buyer or any of its Subsidiaries immediately following the Closing Date and (y) in respect of all Assumed Employees who after the Closing Date accept and report for employment with Buyer or any of its Subsidiaries.

          (iii) On and after the Closing Date, Buyer and Seller shall be responsible to the extent set forth in Schedule 11.04(a)(iii) hereto for the cost of all severance payments and liabilities to or in respect of Scheduled Employees and Buyer shall reimburse Seller to the extent set forth in Schedule 11.04(a)(iii) hereto for the actual out-of-pocket costs incurred by Seller in providing COBRA Coverage in respect of Scheduled Employees. This paragraph (iii) will continue to apply (notwithstanding paragraph (ii) above) if a Scheduled Employee becomes a Transferred Employee or Assumed Employee, and later becomes entitled to severance and/or COBRA coverage from Seller under the severance plans and arrangements listed on Schedule 11.02(a), (e), (f), and (j) of the Seller Disclosure Letter as a result of subsequent termination of employment with the Buyer or any of its Subsidiaries.

               (b) Buyer shall endeavor to give prior written notice to Seller, in a commercially reasonable manner, of the date Buyer will no longer require the services of Seconded Employees as provided in Section
11.06 hereof. Subject to Section 11.04(a)(i) hereof, Seller shall be responsible for all WARN Obligations in respect of Company Employees, Scheduled Employees and Seconded Employees in connection with the Transaction.

      SECTION 11.5.  401(k), Option, Stock Purchase and Incentive Plans
SECTION 11.5. 401(k), Option, Stock Purchase and Incentive Plans . Seller shall retain all obligations and liabilities for, and Buyer shall have no obligation or liability in respect of the Seller's 401(k) Tax Deferred Savings Plan, Supplemental 401(k) Plan, Non-qualified Stock Option Plan for Employees and Directors, Non-qualified Stock Option Plan for Franchisees, 1995 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan and any other Employer Plan or Benefit Arrangement.

      SECTION 11.6. Certain Employee ServicesSECTION 11.6. Certain Employee Services. Subject to Section 11.04(b), during the period beginning on the Closing Date and ending 90 days thereafter Seller shall make available to Buyer the Seconded Employees for the purpose of providing to Buyer, on the terms set forth on Schedule 11.06, such services as Buyer may reasonably require from time to time to operate the business of Reseller Network and to assist in the integration of Reseller Network into the operations of Buyer and its Subsidiaries. All Seconded Employees and Company Employees shall for all purposes be employees of Seller. Subject to Section 11.04(b), Buyer shall reimburse Seller for all salaries, wages, contributions, premiums, taxes, out-of-pocket costs and third party administrative fees reasonably paid by Seller in respect of such Seconded Employees as provided by Schedule 11.06 hereto.

      SECTION 11.7. Sharing of Benefits-related InformationSECTION 11.7. Sharing of Benefits-related Information. Buyer and Seller will cooperate in providing at their own expense employee-related and plan-related data to facilitate accomplishment of the provisions of this Article 11.

      SECTION 11.8. No Third Party BeneficiariesSECTION 11.8. No Third Party Beneficiaries. Without limiting the generality of Section 15.08, no provision of this Article 11 shall create any third party beneficiary or other rights in any Seller Employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) with either Buyer, the Companies or Seller or any of their Affiliates and no provision of this Article 11 shall create any such rights in any such Person in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                           ARTICLE 12
                     CONDITIONS TO CLOSING

     12CONDITIONS TO CLOSINGSECTION 12.1. Conditions to Obligations of Buyer and SellerSECTION 12.1. Conditions to Obligations of Buyer and Seller.
The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

               (a) Any applicable waiting period under the HSR Act relating to the Transaction shall have expired or been terminated.

               (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Transaction.

               (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained.

               (d) Seller shall have received the requisite approval of its stockholders in connection with the consummation of the Transaction.

      SECTION 12.2. Conditions to Obligation of BuyerSECTION 12.2. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

              (a) (i) Each of Seller and XLSource shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of each of Seller and XLSource contained in this Agreement and in any certificate or Schedule delivered by each of Seller and XLSource pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date, (iii) the representations and warranties of Seller contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) Buyer shall have received a certificate signed by the President or any Senior Vice President of Seller and the President or the Vice President and Treasurer of XLSource to the foregoing effect.

               (b) There shall not be any action or proceeding instituted or pending by any Person (or threatened by any government or any governmental authority or agency) before any court or governmental authority or agency, domestic or foreign, (i) seeking to restrain or prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of any material portion of the business or assets of Reseller Network or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of any material portion of the business or assets of Reseller Network or of Buyer or any of their Affiliates,
(ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of any RN Shares, including without limitation, the right to vote any RN Shares acquired or owned by Seller or any of its Affiliates on all matters properly presented to the stockholders of any Company or (iii) seeking to require divestiture by Buyer or any of its Affiliates of any RN Shares.

               (c) There shall not be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the RN Shares, by any court, government or governmental authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the purchase of the RN Shares, that, in the reasonable judgment of Buyer, could result in any of the consequences referred to in clauses 12.02(b)(i) through 12.02(b)(iii) above.

               (d) Buyer shall have received an opinion of (i) Pepper Hamilton & Scheetz LLP, special counsel to Seller, dated the Closing Date as to the matters specified in Sections 3.01, 3.02, 3.03, 3.06 and 3.13 in form and substance reasonably satisfactory to Buyer, and (ii) Steven A. Kawalick, General Counsel of Seller, dated the Closing Date as to the matters specified in Section 3.04 in form and substance reasonably satisfactory to Buyer.

               (e) Buyer shall have received an opinion of (i) Pepper, Hamilton & Scheetz LLP, special counsel to XLSource, dated the Closing Date to the effect specified in Sections 4.01, 4.02 (first sentence only) and
4.03 in form and substance reasonably satisfactory to Buyer, and (ii) Steven A. Kawalick, General Counsel of Seller, dated the Closing Date as to the matters specified in Section 4.04 in form and substance reasonably satisfactory to Buyer.

               (f) Seller shall have received all Required Consents, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

               (g) Seller shall have made a capital contribution to the Companies (whether through the forgiveness of part of the Intercompany Payable or otherwise) in an amount at least equal to the amount by which the Base Net Liabilities Assumed is greater than $78 million, as adjusted pursuant to Section 2.03.

               (h) XLSource shall have executed the long-term supply agreement with Buyer in the form of Exhibit A hereto (the "XLSource Supply Agreement") and, assuming due execution and delivery by Buyer, the XLSource Supply Agreement shall be in full force and effect.

               (i) Buyer shall have received from XLSource confirmation that XLSource shall have entered into arrangements, in form and substance reasonably satisfactory to Buyer, with floor plan finance companies.

               (j) Buyer shall have received from each Principal Vendor confirmation, in form and substance satisfactory to Buyer, that after Closing such Principal Vendor will (i) continue to supply Buyer, Reseller Network and each Company on terms and conditions which are the same as or substantially similar to the terms and conditions under which such Principal Vendor supplied Reseller Network and each Company during the one-year period prior to Closing and (ii) maintain inventory allocations by major product segment at least the same levels as such Principal Vendor supplied Buyer, Reseller Network and each Company during the six-month period prior to Closing.

               (k) Buyer shall have received all documents it may reasonably request relating to the existence of Seller, XLSource and each Company and the authority of Seller and XLSource for this Agreement, all in form and substance reasonably satisfactory to Buyer.

               (l) Buyer shall have received a certificate signed by Seller and reasonably acceptable to Buyer to the effect that Seller is not a "foreign person" as defined in Section 1445 of the Code.

               (m) Seller shall have executed an effective, irrevocable election under Section 338(h)(10) of the Code in form and substance satisfactory to Buyer and Seller shall have delivered all documents in connection therewith as the Buyer may reasonably request.

               (n) Seller shall have executed and delivered the Escrow Agreement and, assuming due execution and delivery by Buyer, the Escrow Agreement shall be in full force and effect.

               (o) Seller shall have obtained from each lender listed on
Schedule 3.09(d) of the Seller Disclosure Letter an unconditional release in form and substance satisfactory to Buyer of the obligations of the Companies under the credit facilities referred to on such Schedule.

               (p) Either (i) 100% of the capital stock of TFN, Inc., RCK Computers, Inc. and E-C Computer Technical Services, Inc. shall have been transferred or contributed to XLSource in a manner reasonably satisfactory to Buyer such that such Affiliates of Seller shall be wholly owned Subsidiaries of XLSource or (ii) this Agreement and the XLSource Supply Agreement shall have been amended, in a manner reasonably satisfactory to Buyer, to add such Affiliates as parties to this Agreement and the XLSource Supply Agreement for the purpose (in the case of this Agreement) of guaranteeing, on a joint and several basis together with XLSource, the obligations of Seller hereunder.

     SECTION 12.3. Conditions to Obligation of SellerSECTION 12.3. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

               (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or Schedule delivered by Buyer pursuant hereto shall be true at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by any one of the following officers of Buyer to the foregoing effect: the Worldwide Chief Financial Officer, the Chief Financial Officer (Ingram Micro US), the Worldwide Chief Operating Officer or the President (Ingram Micro US).

               (b) Buyer shall have received all consents, authorizations or approvals from governmental agencies referred to in Section 5.03, in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked.

               (c) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

               (d) Seller shall have received an opinion of Davis Polk & Wardwell, special counsel to Buyer, dated the Closing Date, to the effect specified in Section 5.01(as to due incorporation, valid existence and good standing only) and Section 5.02 (as to this Agreement and the Escrow Agreement only) in form and substance reasonably satisfactory to Seller.

               (e) Buyer shall have executed and delivered the Escrow Agreement and the XLSource Supply Agreement and, assuming due execution and delivery by Seller and XLSource, respectively, the Escrow Agreement and the XLSource Supply Agreement shall be in full force and effect.


                         ARTICLE 13
                  SURVIVAL; INDEMNIFICATION

     13SURVIVAL; INDEMNIFICATIONSECTION 13.1. SurvivalSECTION 13.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until 5:00 p.m. Pacific Time on the second anniversary of the Closing Date; provided that (i) the representations and warranties contained in Article 10 shall survive for the period set forth in Section 10.09, (ii) the representations and warranties contained in Section 3.26 shall survive until six months following the end of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof), (iii) the representations and warranties contained in
Section 3.07 shall survive indefinitely and (iv) the representations and warranties contained in Section 3.19(b) shall not survive the Closing. The covenants and agreements contained in this Agreement or in any other certificate, Schedule or Exhibit delivered pursuant hereto shall survive in accordance with their terms (or if no survival period is specified, until six months following the end of the applicable statute of limitations (after giving effect to any waiver, mitigation or extension thereof). Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     SECTION 13.2. IndemnificationSECTION 13.2. Indemnification. (a) Seller hereby indemnifies each Buyer Indemnitee, without duplication, against and agrees to hold each Buyer Indemnitee harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by each such Buyer Indemnitee arising out of (i) any misrepresentation or breach of warranty (provided that for purposes of this clause (i), any representation or warranty contained in Article 11 shall be deemed made without any qualification for "materiality" or "Material Adverse Effect") made by Seller pursuant to this Agreement (other than pursuant to Article 10) or (ii) any covenant or agreement to be performed by Seller pursuant to this Agreement (other than pursuant to Article 10); provided that (x) Seller shall not be liable under clause (i) of this
Section 13.02(a) unless the aggregate amount of Damages with respect to all matters referred to in clause (i) of this Section 13.02(a) (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $500,000, and then only to the extent of such excess; and (y) Seller's maximum liability under clause (i) of this Section 13.02(a) shall not exceed $10,000,000.

               (b) Notwithstanding anything to the contrary in this Agreement, Seller hereby indemnifies each Buyer Indemnitee, without duplication, against and agrees to hold each Buyer Indemnitee harmless from any and all Damages incurred or suffered by each such Buyer Indemnitee which arise out of or relate to any of the following:

           (i) any action, suit, investigation or proceeding (whether or not such action, suit, investigation or proceeding is referred to on
Schedule 3.13 of the Seller Disclosure Letter) instituted prior to the Closing Date against Seller (with respect to the business of Reseller Network), Reseller Network, any Company or any of their respective properties before any court or arbitrator or any governmental body, agency or official; or

          (ii) any action, suit, investigation or proceeding arising out of any claim (made at any time, whether prior to or following the Closing
Date) alleging discrimination, harassment or similar charges, which claim is made by an individual who works or has worked at Reseller Network's facility in Memphis, Tennessee; provided that no final judgment, order or adjudication has been obtained which determines that the Damages incurred by such Buyer Indemnitee as a result of such action, suit, investigation or proceeding were so incurred primarily as a result of any action taken by Buyer or its Subsidiaries (other than any action taken by any Company prior to the Closing). A judgment, order or adjudication shall not be deemed to be final until the time within which an appeal may be taken therefrom has expired and no appeal has been taken, or until the entry of a judgment or order from which no appeal may be taken.

               (c) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates arising out of (i) any misrepresentation or breach of warranty made by Buyer pursuant to this Agreement (other than pursuant to Article 10) or (ii) any covenant or agreement to be performed by Buyer pursuant to this Agreement (other than pursuant to Article 10); provided that (x) Buyer shall not be liable under clause (i) of this Section 13.02(c) unless the aggregate amount of Damages with respect to all matters referred to in clause (i) of this Section 13.02(c) (determined without regard to any materiality qualification contained in any representation, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $500,000, and then only to the extent of such excess; and (y) Buyer's maximum liability under clause (i) of this Section 13.02(c) shall not exceed $10,000,000.

               (d) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates which arise out of or relate to any of the following:

          (i) the liabilities, agreements and guarantees set forth on
Schedule 8.02 of the Seller Disclosure Letter; or

          (ii) any action, suit, investigation or proceeding arising out of any claim made by an individual who works or has worked at Reseller Network's facilities in Denver, Colorado alleging discrimination, harassment (to the extent such harassment is alleged to be part of a pattern of harassment) or similar charges either (x) in connection with the designation of individuals as Transferred Employees, Seconded Employees and Assumed Employees or (y) in connection with such individual's employment by, or provision of services for, Buyer or its Subsidiaries after the Closing Date.

               (e) Notwithstanding anything to the contrary in this Agreement, Seller hereby indemnifies each Buyer Indemnitee (other than the Companies), without duplication, against and agrees to hold each such Buyer Indemnitee harmless from any and all Damages incurred or suffered by each such Buyer Indemnitee which arise out of or relate to item 1 or 2 listed on
Schedule 3.12(a)(viii) of the Seller Disclosure Letter. In addition, Seller agrees to promptly reimburse each Company for the full amount of any legal fees and expenses incurred in connection with any matter arising out of or relating to such scheduled items.

               (f) No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve Seller of any liability hereunder.

               (g) After the Closing, except as provided pursuant to
Section 15.11 or Article 10, Section 13.02 will provide the exclusive remedy for any breach of any representation, warranty, covenant or other agreement or other claim made or to be performed pursuant to this Agreement and Article 10 will provide the exclusive remedy for any breach of any representation, warranty covenant or other agreement or other claim made or to be performed pursuant to Article 10.

      SECTION 13.3. ProceduresSECTION 13.3. Procedures. (a) The party seeking indemnification under Section 13.02 (the "Indemnified Party") agrees to give notice (but not, in the case of indemnification sought pursuant to clause (i) of Section 13.02(a) or 13.02(c), until the alleged, expected or actual Damages for which indemnification is sought, individually or in the aggregate, under such provisions exceed $500,000) to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section (a "Claim Notice"). The failure to provide such Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party. The Indemnifying Party may, at its option, participate in and, except as provided in Section 13.03(b), control the defense of any such suit, action or proceeding at its own expense with counsel reasonably satisfactory to the Indemnified Party; provided that such participation may not extend beyond 120 days after receipt of the Claim Notice unless the Indemnifying Party shall have waived its right to contest its obligation to indemnify the Indemnified Party pursuant to this Article 13 for all Damages with respect to such claim (and any such participation beyond such time shall be deemed to be such a waiver). The Indemnified Party shall be entitled to participate in the defense of any claim, litigation or proceeding in respect of which indemnification may be sought under Section 13.02 and to employ counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that the Indemnifying Party shall pay the fees and expenses of such separate counsel incurred by the Indemnified Party (i) during the 120-day period following the delivery of such Claim Notice or, if sooner, (ii) until such time as the Indemnifying Party has notified the Indemnified Party that it has waived its right to contest its obligation to indemnify the Indemnified Party pursuant to this Article 13 for all Damages with respect to such claim. Subject to the foregoing, if the Indemnifying Party shall fail to advise the Indemnified Party that it will assume such defense within 10 business days after receipt of such Claim Notice, then the Indemnified Party shall have the right to assume the defense with counsel of its own choosing at the sole cost of the Indemnifying Party. The Indemnifying Party shall not be liable under Section 13.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder; provided that (i) consent of the Indemnifying Party shall not be required with respect to any such settlement unless the Indemnifying Party agrees not to assert that the Damages with respect to which indemnification is sought under Section 13.02 is not within the ambit of Section 13.02, and (ii) in any case in which the Indemnifying Party provides such written consent, the Indemnifying Party shall be deemed to have agreed that it will not assert that any Damages with respect to which indemnification is sought under
Section 13.02 is not within the ambit of Section 13.02. The Indemnifying Party shall not enter into or consent to any settlement with respect to which indemnification is sought under Section 13.02 without the prior written consent of the Indemnified Party, unless such settlement involves only the payment of money damages concurrently with such settlement, does not impose any injunction or other equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fact of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such claim.

          (b) Notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any claim, litigation or proceeding in respect of which indemnification may be sought under Section 13.02 if (i) such claim, litigation or proceeding relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) such claim, litigation or proceeding seeks an injunction or equitable relief against the Indemnified Party, (iii) the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim, litigation or proceeding or (iv) the Indemnifying Party (x) makes a general assignment for the benefit of creditors, (y) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all of any substantial part of its property, or (z) become the subject of any proceeding referred to in clause (x) or (y) which is not dismissed within 60 days of its filing or entry.

                            ARTICLE 14
                            TERMINATION

     14TERMINATIONSECTION 14.1. Grounds for TerminationSECTION 14.1. Grounds for Termination. This Agreement may be terminated prior to the
Closing:

               (a) at any time, by mutual written agreement of Seller and Buyer;

               (b) at any time, by Buyer if the Closing shall not have been consummated on or before August 22, 1997;

               (c) at any time, by Seller if the Closing shall not have been consummated on or before September 15, 1997;

               (d) at any time, by either Seller or Buyer if there shall be any law or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if consummation of the Transaction would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

               (e) at any time, by Buyer if Buyer shall have received any formal communication from an attorney of the United States Department of Justice ("DOJ") or the Federal Trade Commission ("FTC") indicating that the DOJ or FTC has authorized the institution of litigation seeking an order, decree or injunction that, if entered, would (i) restrain or prohibit the consummation of the Transaction or (ii) restrain, prohibit or limit the ownership or operation by Buyer or any of its Affiliates of all or a material portion of Reseller Network or any of their other assets or businesses;

               (f) at any time, by either Seller or Buyer if an event referred to in any clause of Section 15.03(b) (other than Section
15.03(b)(v) or 15.03(b)(vi)) or in Section 15.03(c) shall have occurred;

               (g) at any time after June 27, 1997, by Seller if an event referred to in Section 15.03(b)(v) shall have occurred; or

               (h) at any time after May 15, 1997, by Buyer if an event referred to in Section 15.03(b)(vi) shall have occurred.

The party desiring to terminate this Agreement pursuant to Section 14.01 (other than Section 14.01(a)) shall give notice of such termination to the other party.

      SECTION 14.2. Effect of TerminationSECTION 14.2. Effect of Termination. If this Agreement is terminated as permitted by Section 14.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except as provided in the last sentence of this Section 14.02; provided that if such termination shall result from the (i) willful failure of any party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure to perform a covenant of this Agreement or
(iii) willful breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 9.04, 15.03, 15.05 through 15.08, and 15.11 shall survive any termination hereof pursuant to
Section 14.01.

                            ARTICLE 15
                          MISCELLANEOUS

     15MISCELLANEOUSSECTION 15.1. NoticesSECTION 15.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Buyer, to:

Ingram Micro Inc.
1600 East Street
Andrew Place
Santa Ana, CA 92705
Attention: General Counsel
Fax: 714-566-9370

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York  10017
Attention: Carole Schiffman, Esq.
Fax:  (212) 450-4800

if to Seller, to:

Intelligent Electronics, Inc.
411 Eagleview Boulevard
Exton, PA 19341
Attention: Chief Executive Officer
Fax: (610) 458-0599

with a copy to:

Pepper Hamilton & Scheetz LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Attention: Barry M. Abelson, Esq.
Fax: 215-981-4750

if to XLSource, to:

XLSource, Inc.
411 Eagleview Boulevard
Exton, PA 19341
Attention: Chief Executive Officer
Fax: (610) 458-0599

with a copy to:

Pepper Hamilton & Scheetz LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
Attention: Barry M. Abelson, Esq.
Fax: 215-981-4750

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      SECTION 15.2. Amendments and WaiversSECTION 15.2. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 15.3.  Fees and ExpensesSECTION 15.3.  Fees and Expenses.
(a) All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense except as provided in 15.03(b).
               (b) If this Agreement is terminated as a result of the occurrence of any of the events set forth below, Seller agrees to pay to Buyer a fee in immediately available funds equal to $5,000,000 promptly, but in no event later than two business days, after such termination within the time period specified in Section 15.03(d) as a result of the occurrence of any of the events set forth below:

          (i) Seller or an Affiliate of Seller shall have entered into, or shall have publicly announced its intention to enter into, an agreement or an agreement in principle with respect to any Acquisition Proposal;

          (ii) The Board of Directors of Seller shall have withdrawn or materially modified its approval or recommendation of the Transaction or this Agreement;

          (iii) Prior to the mailing of the Seller Proxy Materials, Seller or an Affiliate of Seller shall have received any Acquisition Proposal which the Board of Directors of Seller has determined is more favorable to Seller's stockholders than the Transaction;

          (iv) The opinion of Legg Mason as to the fairness of the Transaction to the stockholders of Seller from a financial point of view shall have been revoked;

          (v) The absolute value of the Base Purchase Price, as adjusted pursuant to Section 2.03 (if and only if such adjusted Base Purchase Price is a negative number), is greater than the sum of (x) $10 million, (y) $1,000,000 for each Monday, during the period commencing on June 30, 1997 and ending on July 28, 1997, prior to any termination of this Agreement and
(z) $2,000,000 for each Monday thereafter prior to the Closing Date; provided that solely for purposes of this Section 15.03(b)(v), the Base Purchase Price shall be calculated (A) excluding the impact of any retention or severance payments and any interest expense paid or accrued after April 5, 1997, (B) prior to giving effect to any capital contribution made pursuant to Section 6.12 and (C) assuming that the date of such calculation is the Closing Date; or

          (vi) Seller shall not have obtained prior to May 15, 1997, for the benefit of Buyer, an irrevocable letter of credit in the amount of $5,000,000 and otherwise reasonably satisfactory to Buyer for the purpose of securing the obligations of Seller pursuant to Sections 15.03(b) and 15.03(c).

               (c) Seller agrees to pay to Buyer a fee in immediately available funds equal to $2,500,000 promptly, but in no event later than two business days, after any termination of this Agreement within the time period specified in Section 15.03(d) as a result of a failure by the stockholders of Seller to approve the Transaction by the required vote at a duly held meeting of stockholders or of any adjournment thereof.

               (d) Notwithstanding anything herein to the contrary, if this Agreement is terminated by Buyer pursuant to Section 14.01(f), no fee shall be payable pursuant to Section 15.03(b) or 15.03(c) unless such termination occurs within 10 business days following the date that Seller notifies Buyer in writing of the occurrence of an event referred to in Sections 15.03(b) or 15.03(c)

     SECTION 15.4. Successors and AssignsSECTION 15.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the RN Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

      SECTION 15.5. Governing LawSECTION 15.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

      SECTION 15.6. JurisdictionSECTION 15.6. Jurisdiction. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 15.01 shall be deemed effective service of process on such party.

      SECTION 15.7. WAIVER OF JURY TRIALSECTION 15.7. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 15.8. Counterparts; Third Party BeneficiariesSECTION 15.8. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received by facsimile transmission or otherwise a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 15.9. Entire AgreementSECTION 15.9. Entire Agreement. This Agreement (including the documents, instruments, exhibits, appendices and schedules attached hereto and referenced herein) constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

      SECTION 15.10. Definition of KnowledgeSECTION 15.10. Definition of Knowledge. As used herein, the words "knowledge", "best knowledge" or "known" shall, with respect to Seller, mean the actual knowledge of the corporate officers of Seller and each of the Companies, and those additional persons listed on Schedule 15.10 of the Seller Disclosure Letter, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by Seller or made to the "knowledge" or "best knowledge" of Seller.

      SECTION 15.11. Specific PerformanceSECTION 15.11. Specific Performance. Each party acknowledges and agrees that remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, each party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

      SECTION 15.12. CaptionsSECTION 15.12. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                INGRAM MICRO INC.



                                By: ______________________________________
                                Name:   Michael J. Grainger
                                Title:  Executive Vice President,
                                        Worldwide Chief Financial Officer



                                INTELLIGENT ELECTRONICS, INC.



                                By: ______________________________________
                                Name:
                                Title:



                                XLSOURCE, INC.


                               By: _______________________________________
                               Name:
                               Title:

                                                      SCHEDULE 2.04


           Calculation of Net Liabilities Assumed
           --------------------------------------
                                      Proforma      Adjusted
Balance Sheet Caption                11/2/96 *     2/1/97 *
---------------------                --------      --------

Liabilities
-----------
Accounts Payable                    $450,077      $401,561
Accrued Liabilities                   21,194        18,035
Short-term debt                        2,785         2,873
Long-term debt                         3,450         3,463
Other long-term liabilities            1,325         1,084
Due to Corporate                          --        22,648
                                    $478,831      $449,664
Assets
------
Accounts receivable, net            (119,046)      (32,891)
Accounts receivable, TFN (XLS)            --       (57,520)
Inventory                           (298,692)     (301,433)
Prepaid expenses and other
    current assets                    (1,763)       (1,238)
Net Liabilities Assumed              $59,330       $56,582

Balance sheet captions not included in calculation of Net Liabilities
Assumed:

Deferred income taxes                  7,039            --
Property and equipment                42,548        43,647
Other assets                           3,218         5,135
Shareholders' equity                  (6,525)       (7,800)


*Source: Balance Sheet provided by Buyer.

Certain Adjustments:

In the event that the date of the Closing Balance Sheet is other than Seller's fiscal quarter ending date, the Closing Balance Sheet shall be subsequently adjusted within 30 days of the end of Seller's then current fiscal quarter to reflect the pro rata accrual for Reseller Network's net revenues relating to vendor programs, including special promotions, marketing-development funds, sales-out objectives and returns incentives. The pro rata accrual shall be determined based on the actual net revenues earned by Reseller Network from the vendor program during such period multiplied by either (as appropriate depending upon the type of vendor program): (i) the result of Reseller Network's net sales of the vendor's products for the period from the beginning of the fiscal quarter to the Closing Date divided by Reseller Network's net sales of the vendor's products for the entire period of the vendor program or (b) the result of the number of business days that the vendor's program was in effect during the period prior to the Closing Date divided by the total number of business days of such program.

SCHEDULE 11.04

11.04(a)(i)
Buyer shall reimburse Seller, as provided in Section 11.03(b)(ii) of the Stock Purchase Agreement (hereinafter, the "Agreement") for all severance payments paid or payable under the severance plans and severance arrangements listed in Schedule 11.02(a), (e), (f) and (j) of the Seller Disclosure Letter, and for all actual out-of-pocket costs incurred by Seller with respect to WARN Obligations, to the extent hereinafter provided.

Actual out-of-pocket costs incurred by Seller with respect to WARN Obligations shall be (a) actual cash costs (not including overhead or related fixed costs) of preparing and mailing (or posting) required notifications; (b) payment of any damages resulting from a failure to provide 60 days' notice as required in WARN, unless such failure was due to a delay by Seller of more than five days in providing notice to affected employees after the date of the Buyer notice referred to in Section 11.04(b) of the Agreement; and (c) payment of any wages, benefits or benefit costs that are required to be continued during said 60-day notice period, if Seller continues affected employees' employment and if Seller did not delay more than five days in providing notice to such affected employees after the date of Buyer's notice referred to in Section 11.04(b) of the Agreement.

For purposes of this Schedule, "benefit costs" shall mean insurance premiums for any insured benefit plan, contributions to any funded benefit plan, and with respect to any group medical plan that is subject to Section 601 of ERISA, shall be deemed to be 102% of the "applicable premium" as defined in Section 604 of ERISA, determined in the same manner as such applicable premium was determined during the current plan year for Seller's plan, and subject to increase to the extent permitted under ERISA and in accordance with past practice. Such amount shall hereinafter be referred to as the "COBRA Cost." Buyer's obligation to reimburse Seller for its Actual Out-of-Pocket COBRA Cost with respect to a Qualified Beneficiary (as defined in ERISA) shall be limited to the Qualified Beneficiary's COBRA Cost for any applicable month of coverage, reduced by any COBRA premiums actually received from the Qualified Beneficiary on account of such coverage during such month. In the case of a Seller Employee who is continuing as an active participant in Seller's group medical plan pursuant to a severance agreement or arrangement, the benefit costs related to such coverage shall be the Actual Out-of-Pocket COBRA Costs that would otherwise be applicable if such Seller Employee were covered by COBRA at such time. It is understood that such Seller Employee will be treated as having incurred a Qualifying Event under COBRA at the conclusion of such severance period. With respect to any unfunded benefit plan other than a group medical plan, "benefit costs" shall be determined in a manner comparable to Actual Out-of-Pocket COBRA Costs.
11.04(a)(iii)

Buyer shall reimburse Seller, as provided in Section 11.03(b)(ii) of the Agreement, for all severance payments and benefit costs (as defined above) to or in respect of Scheduled Employees paid under the severance plans and arrangements listed in respect thereof in Schedule 11.02(a), (e), (f) and
(j) of the Seller Disclosure Letter.

Section 11.06
Buyer shall reimburse Seller for all wages, salaries, contributions, premiums, taxes, out-of-pocket costs and third-party administrative fees reasonably paid or payable by Seller or its Subsidiary in respect of the Seconded Employees providing the services described above. For this purpose:

"contributions" includes contributions to any Employee Plan or Benefit Arrangement, including matching contributions under Seller's qualified savings plan.

"premiums" includes any and all insurance premiums for any Employee Plan or Benefit Arrangement, and any workers' compensation insurance premiums or payments to any fund maintained in lieu of such insurance.

"taxes" includes F.I.C.A. and F.U.T.A. taxes payable by Seller or any Subsidiary on account of such Seconded Employees.

"out-of-pocket costs" includes payments for self-funded or partially-self-funded Employee Plans or Benefit Arrangements, and shall be calculated in a manner similar to that described above for Actual out-of-pocket COBRA costs.

"third-party administrative fees" includes any payments to any payroll administrator, benefits administrator, or any other entity unrelated to Seller that assists Seller or its Subsidiary in fulfilling its employment-related responsibilities with respect to the Seconded Employees.
Subject to Buyer's receipt of a detailed itemized list, in form and substance reasonably acceptable to Buyer of expenses in respect of the foregoing, Buyer shall provide advance payment to the account described in
Section 11.03(b)(ii) for any amount that is allocated to Buyer hereunder or under Sections 11.03(a), 11.04, or 11.06 of the Agreement, upon reasonable notice by the Seller, whether or not such provision calls for "reimbursement" of such amount. It is the intention of the parties that Seller and/or its Subsidiaries shall not be required to advance such funds to the extent they are reasonably contemplated to be reimbursed by Buyer.